EXECUTION VERSION

CREDIT AGREEMENT
Dated as of July 18, 2011
by and between
GLOBECOMM SYSTEMS INC.
and
CITIBANK, N.A.,
as Administrative Agent
and
THE LENDERS PARTY HERETO

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SCHEDULES

Schedule 1.01	—	Lenders and Commitments

Schedule I	—	Subsidiaries and Affiliates
Schedule II	—	Liens
Schedule III	—	Existing Indebtedness
Schedule IV	—	Existing Guaranties
Schedule V	—	Existing Letters of Credit
Schedule VI	—	Litigation, etc.

EXHIBITS

Exhibit A	—	Form of Revolving Credit Note
Exhibit B	—	Form of Term Loan Note
Exhibit C	—	Form of Guaranty
Exhibit D	—	Form of Pledge Agreement [re: Non-Domestic Subsidiary]
Exhibit E	—	Form of Security Agreement
Exhibit F	—	Form of Opinion of Counsel
Exhibit G	—	Form of Assignment and Acceptance Agreement

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     CREDIT AGREEMENT dated as of July 18, 2011, by and between GLOBECOMM SYSTEMS INC., a Delaware corporation (the “Company”), the LENDERS which from time to time are parties to this Agreement (individually, a “Lender” and, collectively, the “Lenders”) and CITIBANK, N.A., a national banking association, as Administrative Agent.
RECITALS
     WHEREAS, Citibank, N.A. (“Citibank”) and the Company are parties to a Credit Agreement dated as of March 11, 2009 (as amended, the “Prior Agreement”);
     WHEREAS, the Company has requested that the Prior Agreement be amended and restated as hereinafter provided to, among other things, increase the Total Revolving Credit Commitment and the Total Term Loan Commitment and to add provisions to permit additional Lenders to provide financial accommodations hereunder;
     WHEREAS, Citibank is willing to agree to such amendment and restatement on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and Citibank agree that the Prior Agreement shall be, and hereby is, amended and restated in its entirety and the Company, the Administrative Agent and the Lenders hereby further agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.01. Definitions. As used herein, the following terms shall have the following meanings:
     “Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.
     “Administrative Agent” shall mean Citibank, N.A., in its capacity as Administrative Agent for the Lenders under this Agreement or its successor Administrative Agent permitted pursuant to Section 9.08 hereof.
     “Affiliate” shall mean with respect to a specified Person, another Person which, directly or indirectly, controls or is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities by contract or otherwise; provided that, in any event, any Person who owns directly or indirectly 15% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the membership, partnership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
     “Aggregate Letters of Credit Outstanding” shall mean on the date of determination thereof, the sum of (a) the aggregate maximum amount which is available or available in the future to be drawn under all outstanding Letters of Credit under this Agreement plus (b) the aggregate amount of any payments made by the Issuing Lender on behalf of the Lenders under any Letter of Credit issued pursuant to this Agreement that has not been reimbursed by the Company or the relevant Letter of Credit Party.
     “Aggregate Outstandings” shall mean, on the date of determination thereof, the sum of (i) the Aggregate Letters of Credit Outstanding, plus (ii) the Aggregate RC Outstandings, plus (iii) the Aggregate TL Outstandings.
     “Aggregate RC Outstandings” shall mean, on the date of determination thereof, the aggregate outstanding principal amount of the Revolving Credit Loans at such time.
     “Aggregate TL Outstandings” shall mean, on the date of determination thereof the aggregate outstanding principal amount of the Term Loans at such time.
     “Agreement” shall mean this Credit Agreement dated as of July 18, 2011, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.
     “Alternate Base Rate” or “ABR” shall mean the highest of (i) the Prime Rate; (ii) the Federal Funds Effective Rate from time to time plus 0.5%; and (iii) two hundred (200) basis points in excess of the floating rate of interest determined, on a daily basis, by the Administrative Agent in accordance with its customary procedures and utilizing such electronic or other quotation sources as it considers appropriate to be the prevailing rate per annum in effect each banking day at which deposits in Dollars for a one month period, determined by the Administrative Agent in its sole discretion, are offered to the Administrative Agent by first class banks in the London interbank market shortly after 11:00 a.m. (London time) two banking days prior to the date such rate of interest shall be effective and applied to existing and future advances under Alternate Base Rate Loans. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Alternate Base Rate Loans” shall mean Loans at such times as they are being made and/or maintained at a rate of interest based on the Alternate Base Rate.
     “Applicable Margin” shall mean (a) with respect to a Libor Rate Loan, the percentage set forth below under the heading “LIBOR Margin” opposite the applicable ratio, (b) with respect to an Alternate Base Rate Loan, the percentage set forth below under the heading “ABR Margin” opposite the applicable ratio and (c) with respect to the Unused Fee Rate in accordance with Section 3.04(a) hereof, the percentage set forth below under the heading “Unused Fee Rate” opposite the applicable ratio:

		LIBOR	ABR	Unused
Category	Consolidated Leverage Ratio	Margin	Margin	Fee Rate
I	Less than 1.00:1.00	2.00%	0.00%	0.25%
II	Greater than or equal to 1.00:1.00 but less than 2.00:1.00	2.25%	0.00%	0.25%
III	Greater than or equal to 2.00:1.00	2.50%	0.25%	0.375%

Notwithstanding the foregoing, during the period commencing on the Closing Date and ending on the date of reset of the Applicable Margin in accordance with this paragraph, the ABR Margin, the LIBOR Margin and the Unused Fee Rate shall be determined based upon the margins and rate set forth in Category II above. The Applicable Margin will be set or reset with respect to each Loan on the date which is five (5) Business Days following the date of receipt by the Administrative Agent of the financial statements referred to in Section 6.03(a) and Section 6.03(b) together with a certificate of the Financial Officer of the Company certifying the Consolidated Leverage Ratio and setting forth the calculation thereof in detail; provided, however, (a) the Applicable Margin will first be reset based on the financial statements for the fiscal year ending June 30, 2011, and (b) if any such financial statement and certificate are not received by the Administrative Agent within the time period required pursuant to Section 6.03(a) or Section 6.03(b), as the case may be, the Applicable Margin will be set or reset, unless the rate of interest specified in Section 3.01(c) is in effect, based on the margins and rate set forth in Category III above from the date such financial statements and certificate were due until the date which is five (5) Business Days following the receipt by the Administrative Agent of such financial statements and certificate, and provided, further, that the Lenders shall not in any way be deemed to have waived any Default or Event of Default, including without limitation, an Event of Default resulting from the failure of the Company to comply with Section 7.13 of this Agreement, or any rights or remedies hereunder or under any other Loan Document in connection with the foregoing proviso. During the occurrence and continuance of a Default or an Event of Default, no downward adjustment, and only upward adjustments, shall be made to the Applicable Margin.
     “Assignment and Acceptance Agreement” shall mean an Assignment and Acceptance Agreement entered into by a Lender and an Assignee and accepted by the Administrative Agent and the Company, in the form attached hereto as Exhibit G or any other form approved by the Administrative Agent.
     “Available Revolving Credit Commitment” shall mean, on the date of determination, the Total Revolving Credit Commitment reduced by the then Aggregate RC Outstandings.
     “Available Term Loan Commitment” shall mean, on the date of determination, the Total Term Loan Commitment reduced by the then Aggregate TL Outstandings.
     “Banking Services” means each and any of the following bank services provided to the Company at the written request of the Company or a Guarantor by the Administrative Agent, any Lender or any of their Affiliates: (a) commercial credit, purchase or debit cards and (b) cash management or related services (including, without limitation, controlled disbursement, ACH transactions, return items and interstate depository network services).
     “Banking Services Obligations” means any and all obligations of the Company and the Guarantors, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
     “Borrowing Date” shall mean, with respect to any Loan, the date on which such Loan is disbursed to the Company.
     “Business Day” shall mean (a) any day not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, and (b) as it relates to any payment, determination, funding or notice to be made or given in connection with any Libor Rate Loan, any day specified in clause (a) on which trading is carried on by and between banks in Dollar deposits in the London interbank eurodollar market.
     “Capital Expenditures” shall mean additions to property, plant and equipment of any Financial Party, which, in conformity with Generally Accepted Accounting Principles, are included as “additions to property, plant or equipment” or similar items (including, without limitation, Capital Leases) which would be reflected in the statement of cash flow of the Financial Parties.
     “Capital Lease” shall mean (i) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with Generally Accepted Accounting Principles, be capitalized on the balance sheet of the lessee, and (ii) any other such lease the obligations of which are required to be capitalized on the balance sheet of the lessee.
     “Cash Collateral” shall mean a deposit by the Company made in immediately available funds to a cash collateral account at the Administrative Agent and the taking of all action reasonably required to provide the Administrative Agent, for the ratable benefit of the Lenders, a first priority perfected security interest in such deposit.
     “Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 3.07, by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Change of Control” shall mean any event which results in (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors, provided that this clause (i) shall not apply with respect to NSB Advisors LLC so long as NSB Advisors LLC is and remains a “passive investor” reporting to the SEC as such on Schedule 13G as provided under the Securities Exchange Act of 1934, as amended; (ii) during any period of twelve (12) consecutive months, a majority of the seats on the Board of Directors of the Company shall be occupied by individuals who, on the Closing Date, constitute the Board of Directors of the Company, or who first become directors subsequent to the Closing Date, provided the recommendation, election or nomination for election to the Board of Directors of such subsequent directors was approved by a vote of at two-thirds of the directors then still in office who were either directors as of the Closing Date or whose recommendation, election or nomination for election was previously so approved, ceasing for any reason to constitute a majority of the members of the Board of Directors of the Company or (iii) the Company failing to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of each Guarantor.
     “Chief Financial Officer” shall mean the Chief Financial Officer of the Company.
     “Citibank” shall have the meaning set forth in the recitals hereto.
     “Closing Date” shall mean July 18, 2011.

     “Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
     “Commercial Letter of Credit” shall mean any commercial letter of credit issued for the account of a Person for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods, or services by such Person.
     “Commercial Letter of Credit Commitment” shall mean the obligation of the Issuing Lender to issue Commercial Letters of Credit on the terms herein described in an aggregate amount up to $10,000,000 and the several obligations of the Lenders to acquire participations in Commercial Letters of Credit issued hereunder in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01 hereto, as such amounts may be adjusted in accordance with the terms of this Agreement.
     “Commitment Proportion” shall mean, with respect to each Lender at the time of determination, the ratio, expressed as a percentage, which such Lender’s Commitments bear to the Total Commitment or, if the Commitments have expired or have been terminated, the ratio, expressed as a percentage, which (a) the sum of aggregate Loans advanced by such Lender plus the Aggregate Letters of Credit Outstanding of such Lender to (b) the Aggregate Outstandings at such time.
     “Commitments” shall mean, collectively, the Revolving Credit Commitments, the Standby Letter of Credit Commitment, the Commercial Letter of Credit Commitment and the Term Loan Commitments.
     “Company” shall have the meaning set forth in the preamble hereto.
     “ComSource” shall mean ComSource, Inc., a Maryland corporation.
     “ComSource Merger Agreement” shall mean the Agreement and Plan of Merger, dated April 8, 2011, among ComSource, the Company and ComSource Merger Sub, Inc.
     “Consolidated” shall mean, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with Generally Accepted Accounting Principles for the Company and its Subsidiaries.
     “Consolidated Cash Taxes” shall mean the amount of cash income taxes paid by the Financial Parties.
     “Consolidated Current Portion of Long Term Debt” shall mean for the Financial Parties, current portion of long term debt as reflected on the Consolidated balance sheet of the Company and the other Financial Parties as determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
     “Consolidated EBITDA” shall mean, on any date of determination, Consolidated Net Income (whether income or loss) for such period, plus the sum, without duplication, of (a) Consolidated Interest Expense, (b) depreciation and amortization expenses or charges, and (c) all income taxes to any government or governmental instrumentality expensed on any Financial Party’s books (whether paid or accrued), minus all extraordinary or unusual gains, in each case, determined on a Consolidated basis for the Financial Parties in accordance with Generally Accepted Accounting Principles applied on a consistent basis. All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters ending on or most recently ended prior to the date of determination thereof.

     “Consolidated Fixed Charge Coverage Ratio” shall mean, on any date of determination, the ratio of (a) Consolidated EBITDA minus Unfunded Capital Expenditures to (b) the sum of (i) the Consolidated Current Portion of Long Term Debt plus (ii) Consolidated Interest Expense plus (iii) Consolidated Cash Taxes. All of the foregoing categories shall be determined on a Consolidated basis for the Financial Parties in accordance with Generally Accepted Accounting Principles applied on a consistent basis and shall be calculated (without duplication) with respect to the four fiscal quarters ending on or most recently ended prior to the date of determination thereof.
     “Consolidated Interest Expense” shall mean the Consolidated interest expense of the Financial Parties, determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.
     “Consolidated Leverage Ratio” shall mean the ratio of Consolidated Total Indebtedness to Consolidated EBITDA determined on a Consolidated basis for the Financial Parties in accordance with Generally Accepted Accounting Principles applied on a consistent basis and shall be calculated (without duplication) with respect to the four fiscal quarters ending on or most recently ended prior to the date of determination thereof.
     “Consolidated Net Income” shall mean, for any period, the net income (or net loss) of the Financial Parties, for such period determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.
     “Consolidated Total Indebtedness” shall mean all Indebtedness described in clauses (a) through (i) of the definition of “Indebtedness” for the Financial Parties, as determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.
     “Consolidated Unrestricted Cash” shall mean all cash and cash equivalents of the Financial Parties, maintained in an account held with the Administrative Agent or any Affiliate of the Administrative Agent which is not subject to any restriction on usage or subject to any Lien other than a Lien in favor of the Administrative Agent or such Affiliate.
     “Debt Issuance” means the incurrence, issuance or sale by the Company or any of its Subsidiaries of any Indebtedness (including, without limitation, any debt securities, whether in a public offering of such securities or otherwise), including, without limitation, any Subordinated Debt, but excluding issuance of any Indebtedness permitted under Section 7.02(a) through (e).
     “Default” shall mean any event or condition which upon notice, lapse of time, or both, would constitute an Event of Default.
     “Default Excess” shall mean with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s pro rata share of the Aggregate Outstandings of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded its pro rata share of Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
     “Defaulting Lender” shall have the meaning set forth in Section 3.14 hereof.
     “Default Period” shall mean with respect to any Defaulting Lender, the period commencing on the date of the applicable Lender Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero and (b) such Defaulting Lender shall have delivered to

Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments and (iii) the date on which Company, Administrative Agent and Required Lenders waive all Lender Defaults of such Defaulting Lender in writing.
     “Dollar” and the symbol “$” shall mean lawful money of the United States of America.
     “Domestic Permitted Acquisitions” shall mean a Permitted Acquisition that involves the acquisition of ownership interests of a Domestic Person or the purchase of domestic assets owned by a Domestic Person or a Non-Domestic Person (so long as such assets are thereafter maintained in the United States of America).
     “Domestic Person” shall mean any Person which is organized under the laws of any state of the United States of America or the District of Columbia.
     “Domestic Subsidiary” shall mean any Subsidiary of the Company or any Guarantor organized under the laws of any state of the United States of America or the District of Columbia.
     “EBITDA” shall mean, on any date of determination, net income (or net loss) of such Person for such period, plus the sum, without duplication, of (a) interest expense of such Person, (b) depreciation and amortization expenses or charges of such Person, and (c) all income taxes to any government or governmental instrumentality expensed on such Person’s books (whether paid or accrued), minus (d) all extraordinary and unusual gains of such Person, in each case, determined with respect to such Person in accordance with Generally Accepted Accounting Principles applied on a consistent basis. All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters ending on or most recently ended prior to the date of determination thereof.
     “Environmental Law” shall mean any applicable law, ordinance, rule, regulation, or policy having the force of law of any Governmental Authority relating to pollution or protection of the environment or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.) and the rules and regulations promulgated pursuant thereto.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefore.
     “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any Affiliate would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) and (o) of the Code.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “Equity Issuance” means the issuance, sale or other disposition by the Company or any of its Subsidiaries of any of the Equity Interests of such Person, or any other security or instrument representing, convertible into or exchangeable for any Equity Interests in the Company or any of its Subsidiaries.
     “Eurocurrency Reserve Requirement” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves, under any regulations of the Board of Governors of the Federal Reserve System or any other Governmental Authority having jurisdiction with respect thereto) as from time to time in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D) maintained by any Lender. For purposes hereof each Libor Rate Loan shall be deemed to constitute a “eurocurrency liability” as defined in Regulation D, and subject to the reserve requirements of “Regulation D,” without benefit of credit or proration, exemptions or offsets which might otherwise be available to any Lender from time to time under Regulation D.
     “Event of Default” shall mean any Event of Default set forth in Article VIII.
     “Executive Officer” shall mean any of the Chief Executive Officer, the President, or the Chief Financial Officer of the Company or any Guarantor, as applicable, and their respective successors, if any, designated by the Board of Directors of the Company or such Guarantor.
     “Existing Letters of Credit” shall mean those certain Letters of Credit described on Schedule V hereto.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal fund brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal fund brokers of recognized standing selected by the Administrative Agent.
     “Final Maturity Date” shall mean such date when all Obligations hereunder are repaid in full and all Commitments hereunder, and this Agreement, shall have been terminated.
     “Financial Parties” shall mean the Company and the Guarantors, on a Consolidated basis. “Financial Party” means each of the Company and the Guarantors, on an individual basis.
     “First-Tier Subsidiary” shall mean, with respect to any Person, a Subsidiary of such Person that is directly owned by such Person.
     “Fiscal Quarter” shall mean the fiscal quarter of the Company, which will be the fiscal quarters ending as of March 31, September 30 and December 31 in each year.
     “Fiscal Year” shall mean the fiscal year of the Company, which will be the period commencing July 1 of any calendar year and ending on June 30 of the following calendar year.
     ‘Foreign Lender” shall have the meaning set forth in Section 3.09 hereof.
     “Foreign Permitted Acquisitions” shall mean a Permitted Acquisition that involves the acquisition of ownership interests of a Non-Domestic Person or the purchase of foreign assets owned by a Non-Domestic Person or a Domestic Person.

     “Generally Accepted Accounting Principles” or “GAAP” shall mean those generally accepted accounting principles in the United States of America, as in effect from time to time.
     “Globecomm Maryland” shall mean Globecomm Services Maryland LLC, a Delaware limited liability company.
     “Governmental Authority” shall mean any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, taxing, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, court, central bank or other entity exercising such power, whether federal, state, provincial, territorial, local or foreign.
     “Guarantors” shall mean, collectively, Globecomm Network Services Corporation, a Delaware corporation, GSI Properties, Inc., a New York corporation, Globecomm Maryland, Turbo, Cachendo, LLC, a Delaware limited liability company, ComSource, Globecomm International LLC, a Delaware limited liability company, Telaurus Communications, LLC, a Delaware limited liability company, Melat Networks Inc., a Delaware corporation, and each Domestic Subsidiary which, from time to time, is required to execute a joinder to the Guaranty in accordance with Section 6.10.
     “Guaranty” shall mean the Guaranty of All Liability, substantially in the form attached hereto as Exhibit C, to be executed and delivered on the Closing Date by each Guarantor, as such Guaranty may be further amended to include any Domestic Subsidiary required to execute a joinder to the Guaranty and become a guarantor thereunder pursuant to Section 6.10 hereof, as same may be amended, restated, supplemented or modified, from time to time.
     “Hazardous Materials” shall mean any explosives, radioactive materials, or other materials, wastes, substances, or chemicals regulated as toxic hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.
     “Hedging Agreement” shall mean any interest rate swap, collar, cap, floor or forward rate agreement, any foreign currency exchange agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Company or any Guarantor, and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.
     “Indebtedness” shall mean, without duplication, as to any Person (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services; (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (d) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (e) obligations and liabilities directly or indirectly guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (g) obligations of such Person as lessee under Capital Leases; (h) all obligations, contingent or otherwise of such Person as an account party in respect of letters of credit; (i) all obligations of such Person in respect of bankers’ acceptances; (j) net liabilities of such Person under Hedging Agreements and foreign currency exchange agreements, as calculated on a basis reasonably satisfactory to the Required Lenders and in accordance with commercially accepted practice; and (k) all liabilities which would be reflected on a balance sheet of such Person, prepared in accordance with Generally Accepted Accounting Principles.

     “Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the first day of each calendar month, commencing August 1, 2011, (b) as to any Libor Rate Loan, the last day of the Interest Period applicable thereto, and (c) the date the Term Loan is otherwise paid in full or in part.
     “Interest Period” shall mean with respect to any Libor Rate Loan:
          (a) initially, the period commencing on the date such Libor Rate Loan is made and ending (x) one month thereafter (or such shorter period that the Lenders may agree to provide in their sole and absolute discretion), with respect to a Term Loan or (y) one, two or three months thereafter, with respect to a Revolving Credit Loan, as selected by the Company in its notice of borrowing as provided in Section 2.01(b), or in its notice of conversion as provided in Section 3.01(f); and
          (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Libor Rate Loan and ending (x) one month thereafter, with respect to a Term Loan or (y) one, two or three months thereafter, with respect to a Revolving Credit Loan, as selected by the Company by irrevocable written notice to the Administrative Agent not later than 11:00 a.m. three Business Days prior to the last day of the then current Interest Period with respect to such Libor Rate Loan; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:
               (i) if any Interest Period pertaining to a Libor Rate Loan would otherwise end on a day which is not a Business Day, the Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
               (ii) if the Company shall fail to give notice as provided in clause (b) above, and so long as no Default or Event of Default shall have occurred and is then continuing, the Company shall be deemed to have requested a continuation of the affected Libor Rate Loan as a Libor Rate Loan with a one (1) month Interest Period Loan on the last day of the then current Interest Period with respect thereto, provided that if a Default or an Event of Default shall have occurred and is then continuing, the Company shall be deemed to have requested conversion of the affected Libor Rate Loan to an Alternate Base Rate Loan on the last day of the then current Interest Period with respect thereto;
               (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
               (iv) the Company shall select Interest Periods so as not to require a payment or prepayment of any Libor Rate Loan during an Interest Period for such Libor Rate Loan.
     “Issuing Lender” shall mean the Administrative Agent, in its capacity as the issuer of Letters of Credit hereunder or its successor Issuing Lender permitted pursuant to Section 2.05(f) hereof.
     “Lender Default” shall have the meaning set forth in Section 3.14 hereof.
     “Lenders” shall have the meaning set forth in the preamble hereto.
     “Lending Office” shall mean, for each Lender, the office specified under such Lender’s name on the signature pages hereof with respect to each Type of Loan, or such other office as such Lender may designate in writing from time to time to the Company and the Administrative Agent with respect to such Type of Loan.
     “Letter of Credit” shall mean any Commercial Letter of Credit or Standby Letter of Credit issued by the Issuing Lender for the account of a Letter of Credit Party, or any of them, pursuant to the terms of this Agreement.
     “Letter of Credit Party” shall mean the Company or any Guarantor.
     “Libor Rate Loan” shall mean Loans at such time as they are made and/or being maintained at a rate of interest based upon Reserve Adjusted Libor.
     “Lien” shall mean any lien (statutory or otherwise), security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease, any financing lease having substantially the same economic effect as a Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.
     “Loan Documents” shall mean, collectively, this Agreement, the Notes, the Guaranty, Security Documents, any Related Hedging Agreements and each other agreement executed in connection with the transactions contemplated hereby or thereby, as same may be amended, restated, supplemented or modified, from time to time..
     “Loans” shall mean, collectively, the Revolving Credit Loans and the Term Loans.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, properties or condition (financial or otherwise) of the Company or the Guarantors (taken as a whole), or (b) the ability of the Company or any Guarantor to perform any of their respective material obligations under any Loan Document to which they are a party.
     “Material Contract” shall mean, with respect to any Person, each contract, instrument or agreement to which such Person is a party which is not entered into in the ordinary course of such Person’s business and which is material to the business, operations, properties or condition (financial or otherwise) of such Person.
     “Maximum Pledged Percentage” shall mean the maximum percentage of stock, membership interest or other equity interests (whether voting or non-voting) that can be pledged by the Company or a Guarantor that will not cause a negative tax consequence to the Company, such Guarantor or the Non-Domestic Subsidiary whose stock, membership interests or other equity interests are being thereby pledged.
     “Non-Conforming Subsidiaries” shall mean, collectively, all Non-Domestic Subsidiaries of the Company or any Guarantor which have negative EBITDA at the time of such Subsidiaries’ acquisition pursuant to a Foreign Permitted Acquisition. “Non-Conforming Subsidiary” shall mean each such Non-Domestic Subsidiary, individually.
     “Non-Defaulting Lender” shall have the meaning set forth in Section 3.14 hereof.
     “Non-Domestic Person” shall mean any Person which is not organized under the laws of any state of the United States of America or the District of Columbia.

     “Non-Domestic Subsidiary” shall mean any Subsidiary of the Company or any Guarantor which is not a Domestic Subsidiary.
     “Non-Excluded Taxes” shall have the meaning set forth in Section 3.09 hereof.
     “Non-Guarantor Subsidiary” shall have the meaning set forth in Section 6.10 hereof.
     “Notes” shall mean, collectively, the Revolving Credit Notes and the Term Loan Notes. “Note” shall mean the Revolving Credit Note and each Term Loan Note individually.
     “Obligations” shall mean all obligations, liabilities and indebtedness of the Company and the Guarantors to the Lenders, the Issuing Lender and the Administrative Agent, arising under or in connection with this Agreement and the other Loan Documents and any Banking Services Obligations, all whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, including, without limitation, all obligations, liabilities and indebtedness of the Company with respect to the principal of and interest on the Loans, reimbursement of Letters of Credit, obligations under any Related Hedging Agreement, and the payment and performance of all other obligations, liabilities, and indebtedness of the Company and the Guarantors hereunder and under the other Loan Documents (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, and interest that but for the filing of a petition in bankruptcy with respect to the Company or any Guarantor, would accrue on such obligations, whether or not a claim is allowed against the Company or such Guarantor for such interest in the related bankruptcy proceeding), under the Notes or with respect to the Loans, including without limitation all fees, costs, expenses and indemnity obligations hereunder. Notwithstanding anything to the contrary, the term Obligations when used in the Guaranty and the Security Documents shall include each Letter of Credit Party’s reimbursement obligations with respect to all Letters of Credit.
     “Officer’s Certificate” shall mean a certificate signed by an Executive Officer of the Company.
     “Participant” shall have the meaning set forth in Section 10.05 hereof.
     “Payment Office” shall mean the Administrative Agent’s office located at 730 Veterans Memorial Highway, Hauppauge, New York 11788, Attention: Relationship Officer — Globecomm Systems Inc. or such other office hereinafter designated by the Administrative Agent as its Payment Office.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
     “Permitted Acquisition” shall mean any acquisition (whether by merger or otherwise) by the Company or any Guarantor of more than 50% of the outstanding capital stock, membership interests, partnership interests or other similar ownership interests of a Person which is engaged in a line of business similar to the business (or reasonable extensions thereof) of the Company or such Guarantor or the purchase of all or substantially all of the assets owned by such Person or the purchase of a division, business unit or product line of a Person; provided:
     (a) the Lenders shall have received, simultaneously with the closing of such Permitted Acquisition, those documents required to be delivered pursuant to Section 6.10 hereof, if any;

     (b) the Lenders shall have received evidence reasonably satisfactory to it that the shares or other interests in the Person, or the assets of the Person, which is the subject of the Permitted Acquisition are, or will be promptly following the closing of such Permitted Acquisition, free and clear of all Liens, except Permitted Liens, including, without limitation, with respect to the acquisition of shares or other equity interests, free of any restrictions on transfer other than restrictions applicable to the sale of securities under federal and state securities laws and regulations generally;
     (c) the Lenders shall have received not less than five (5) Business Days preceding the closing of such Permitted Acquisition, the documentation governing the proposed acquisition, including, without limitation, the purchase agreement with respect thereto, together with such other additional documentation or information with respect to the proposed acquisition as the Lenders may reasonably require;
     (d) no Default or Event of Default shall have occurred and be continuing immediately prior to or would occur as a result of giving effect to the Acquisition on a pro forma basis and the Lenders shall have received projections and pro forma financial statements, each in form and content reasonably satisfactory to the Lenders, showing that no Default or Event of Default shall have occurred after giving effect to such acquisition;
     (e) the acquisition has either (i) been approved by the Board of Directors or other governing body of the Person which is the subject of the acquisition or (ii) been recommended for approval by the Board of Directors or other governing body of such Person to the shareholders, if such approval is necessary, or other members of such Person and subsequently approved by the shareholders or such members if shareholder or such member approval is required under applicable law or the by-laws, certificate of incorporation or other governing instruments of such Person;
     (f) prior to the closing of any such acquisition, the Company shall have delivered evidence reasonably satisfactory to the Lenders that (i) on a pro forma basis, the Company will be in compliance with the financial condition covenants of Section 7.13 hereof upon completion of such Acquisition; and (ii) if such acquisition has a Permitted Acquisition Purchase Price in excess of $2,000,000, the Person that is the subject of such Permitted Acquisition does not have a negative EBITDA, as calculated on a rolling four-quarter basis, or, if such Person has a negative EBITDA except as permitted by Section 7.06 below;
     (g) not more than three (3) Permitted Acquisitions may be consummated during any rolling twelve (12) month period, of which only two (2) Permitted Acquisitions may be Foreign Permitted Acquisitions, subject to Section 7.06 below, provided, that, Permitted Acquisitions with a Permitted Acquisition Purchase Price not in excess of $2,000,000 shall not apply in determining the maximum number of Permitted Acquisitions under this clause (g); and
     (h) the aggregate Permitted Acquisition Purchase Price (excluding consideration consisting of the Company’s common stock) paid in connection with any Permitted Acquisition, shall not exceed (i) $25,000,000, with respect to any Foreign Permitted Acquisition or (ii) $40,000,000, with respect any Domestic Permitted Acquisitions.
     “Permitted Acquisition Purchase Price” shall mean, with respect to any Permitted Acquisition, collectively, without duplication, (a) all cash paid by the Company or any Guarantor in connection with such Permitted Acquisition, including transaction costs, fees and other expenses incurred by the Company or such Guarantor in connection with such Permitted Acquisition, (b) all Indebtedness created, and all

Indebtedness assumed, by the Company or any Guarantor in connection with such Permitted Acquisition, including, without limitation, the maximum amount of any purchase price to be paid within one (1) year following the closing of such Permitted Acquisition pursuant to any “earn out” provision contained in the applicable purchase agreements related to such Permitted Acquisition, and (c) the deferred portion of the purchase price or any other costs paid by the Company or any Guarantor in connection with such Permitted Acquisition, including, but not limited to, consulting agreements and non-compete agreements. For purposes of this definition, if any “earn out” provision in any purchase agreement for any Permitted Acquisition does not provide for a maximum payment, the amount to be calculated pursuant to subsection (b) of this definition with respect to the maximum amount of any purchase price to be paid pursuant to any “earn out” provision, shall be determined by the Administrative Agent, on a reasonable basis, on the basis of the projections provided to the Administrative Agent.
     “Permitted Investments” shall mean (i) direct obligations of the United States of America or any governmental agency thereof, provided that such obligations mature within three (3) years from the date of acquisition thereof; (ii) time deposits and dollar denominated certificates of time deposit, each maturing within three (3) years issued by any commercial bank organized and existing under the laws of the United Sates or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000; (iii) money market mutual funds having assets in excess of $2,500,000,000; (iv) commercial paper rated not less than P-1 or A-1 or their equivalent by Moody’s Investor Services, Inc. or Standard & Poor’s Rating Group, respectively; or (v) investments in money market or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.
     “Permitted Liens” shall mean those Liens described in Section 7.01 hereof.
     “Person” shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or Governmental Authority.
     “Plan” shall mean any multi-employer or single-employer plan defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Agreement was maintained for employees of the Company, any Guarantor or an ERISA Affiliate.
     “Pledge Agreements” shall mean, collectively, those Pledge Agreements, substantially in the form attached hereto as Exhibit D, which may be hereinafter executed and delivered by the Company or a Guarantor with respect to any Non-Domestic Subsidiaries in accordance with Section 6.10 hereof, as same may hereafter be amended, restated, supplemented or otherwise modified, from time to time.
     “Prime Rate” shall mean the rate per annum publicly announced by the Administrative Agent from time to time as its prime rate in effect at its principal office, each change in the Prime Rate shall be effective on the date such change is announced to become effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate of interest being charged by the Administrative Agent to any customer
     “Purchasing Lender” shall have the meaning set forth in Section 10.05(c) hereof.
     “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.
     “Related Hedging Agreements” means, collectively, all Hedging Agreements which are now or hereafter entered into or maintained with a Lender or an Affiliate of a Lender and with respect to which the Company (or any Guarantor) and the Lender or other Person referred to above in this definition party thereto (except in the case of the Administrative Agent) shall have delivered written notice to the Administrative Agent, at or prior to the time that the Hedging Agreement relating to such Obligation (other than with respect to a foreign exchange transaction) is entered into or, if later, the time that such Lender becomes a party to this Agreement, that such a transaction has been entered into and that it constitutes a Related Hedging Agreement entitled to the benefits of this Agreement and the Security Documents.
     “Reportable Event” shall mean an event described in Section 4043(b) of ERISA with respect to a Plan as to which the 30 day notice requirement has not been waived by the PBGC.
     “Required Lenders” shall mean Lenders having more than fifty percent (50%) of the aggregate unpaid principal amount of the Aggregate Outstandings, or if there are no Aggregate Outstandings, Lenders having more than fifty percent (50%) of the Total Commitments. Notwithstanding the foregoing, if at any time, there are two or fewer Lenders party to this Agreement, the term “Required Lenders” shall mean all Lenders.
     “Reserve Adjusted Libor” shall mean, with respect to the Interest Period pertaining to a Libor Rate Loan, a rate per annum equal to the product (rounded upwards to the next higher 1/16 of one percent) of (a) the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars, for a period of time comparable to such Libor Rate Loan which appears on Telerate page 3750 as of 11:00 a.m. London time on the day that is two Business Days preceding the first day of the Interest Period of such Libor Rate Loan, multiplied by (b) the Eurocurrency Reserve Requirement.
     If the rate described in clause (a) above does not appear on the Telerate system on any applicable interest determination date, then the rate described in clause (a) shall be determined by reference to the rate for deposits in Dollars of an amount equal to the amount of the proposed Libor Rate Loan for a period substantially equal to the Interest Period on the Reuters Page “LIBO” (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time) on the date that is three Business Days prior to the beginning of such Interest Period.
     If both the Telerate and Reuters system are unavailable, then the rate described in clause (a) for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such applicable Interest Period which are offered by four major banks selected by the Administrative Agent in the London interbank market at approximately 11:00 a.m. (London time) on the day that is three Business Days preceding the first day of such Interest Period. The principal London office of each of the four major banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate described in clause (a) for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate described in clause (a) for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York, New York at approximately 11:00 a.m. (New York, New York time) on the day that is three Business Days preceding the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that Reserve Adjusted Libor pursuant to a Libor Rate Loan cannot be determined.
     “Revolving Credit Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Credit Loans to the Company, in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01 hereto, as such amounts may be adjusted in accordance with the terms of this Agreement.

     “Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date or such earlier date as the Revolving Credit Commitment shall terminate as provided herein.
     “Revolving Credit Commitment Termination Date” shall mean the earlier of (a) the Term Loan Commitment Expiration Date and (b) October 31, 2014.
     “Revolving Credit Loans” shall have the meaning set forth in Section 2.01 hereof.
     “Revolving Credit Notes” shall have the meaning set forth in Section 2.02 hereof.
     “SBLC Rate” shall mean the percentage set forth below opposite the average daily balance of cash and cash equivalents maintained in money market and certificates of deposit with the Administrative Agent during the applicable fiscal quarter:

Amount of Cash and Cash Equivalents	SBLC Rate
Less than $5,000,000	1.75%
Greater than or equal to $5,000,000, but less than $30,000,000	1.50%
Greater than or equal to $30,000,000	1.25%
     “SEC” shall mean the Securities and Exchange Commission.
     “Security Agreement” shall mean, collectively, the General Security Agreement, substantially in the form attached hereto as Exhibit E, to be executed and delivered on the Closing Date by the Company and each Guarantor and, thereafter, by each Domestic Subsidiary which, from time to time, is required to execute a joinder to the Security Agreement in accordance with Section 6.10, as same may be amended, restated, supplemented or otherwise modified, from time to time.
     “Security Documents” shall mean the Security Agreements, the Pledge Agreements, and each other collateral security document delivered to the Administrative Agent hereunder.
     “Solvent” shall mean with respect to the Company or a Guarantor, as applicable, as of the date of determination thereof that (i) the amount of the “present fair saleable value” of the assets of such Person (including goodwill) will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person (including goodwill) will, as of such date, be greater than the amount that will be required on its debts as such debts become absolute and matured, (iii) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business, and (iv) such Person will be able to pay its debts as they mature.
     “Standby LC Disbursement” shall mean a payment made by the Issuing Lender pursuant to a Standby Letter of Credit.

     “Standby LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit at such time, plus (b) the aggregate amount of all Standby LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time
     “Standby Letter of Credit” shall mean any letter of credit issued to support an obligation of a Person and which may be drawn on only upon the failure of such Person to perform such obligation or other contingency.
     “Standby Letter of Credit Commitment” shall mean the obligation of the Issuing Lender to issue Standby Letters of Credit on the terms herein described in an aggregate amount up to $30,000,000 and the several obligations of the Lenders to acquire participations in Standby Letters of Credit issued hereunder in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01 hereto, as such amounts may be adjusted in accordance with the terms of this Agreement.
     “Subordinated Debt” or “Subordinated Indebtedness” shall mean all debt which is subordinated in right of payment to the prior indefeasible payment in full of the Obligations of the Company and/or any Subsidiary of the Company to the Lenders, on terms satisfactory to and approved in writing by the Required Lenders (not to be unreasonably withheld, delayed or conditioned).
     “Subsidiaries” shall mean with respect to any Person any corporation, association or other business entity more than 50% of the voting stock or other ownership interests (including, without limitation, membership interests in a limited liability company) of which is, at the time, owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries or a combination thereof.
     “Telerate Page 3750” shall mean the display designated as “Page 3750” on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association interest settlement rates for Dollar deposits). Each Reserve Adjusted Libor rate based on the rate displayed on Telerate Page 3750 shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one hour of the time when such rate is first displayed by such service.
     “Term Loan” shall have the meaning set forth in Section 2.03.
     “Term Loan Commitments” shall mean, with respect to each Lender, the obligation of such Lender to make Term Loans to the Company, in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01 hereto, as such amounts may be adjusted in accordance with the terms of this Agreement.
     “Term Loan Commitment Expiration Date” shall mean shall mean the earlier of (a) the Revolving Credit Commitment Termination Date and (b) October 31, 2014.
     “Term Loan Maturity Date” shall mean, with respect to any Term Loan, a period not to exceed five years from the applicable Borrowing Date as selected by the Company in its notice of borrowing.
     “Term Loan Notes” shall have the meaning set forth in Section 2.04.
     “Total Commitment” shall mean, at any time, the aggregate of the Commitments in effect at such time which, initially, shall be $72,500,000.

     “Total Revolving Credit Commitment” shall mean the obligation of the Lenders to make Revolving Credit Loans to the Company in an aggregate amount not to exceed $15,000,000.
     “Total Term Loan Commitment” shall mean the obligation of the Lenders to make Term Loans to the Company in an aggregate amount not to exceed $50,000,000.
     “Turbo” shall mean Turbo Logic Associates, LLC, a Delaware limited liability company.
     “Type” shall mean as to any Loan its status as an Alternate Base Rate Loan or a Libor Rate Loan.
     “UCP” shall mean the International Chamber of Commerce Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication No. 500 or any successor publication thereof.
     “Unfunded Capital Expenditures” shall mean, with respect to any period, Capital Expenditures incurred during such period which are not financed with the proceeds from any indebtedness for borrowed money or a Capital Lease.
     “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.
     “Unused Fee Rate” shall be the rate specified under the heading “Unused Fee Rate” in the definition of Applicable Margin.
     SECTION 1.02. Accounting Terms. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles. “Generally Accepted Accounting Principles” or “GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board (“FASB”) or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the Consolidated financial condition, and the Consolidated results of operations and cash flows of the Company and its Subsidiaries except that any accounting principle or practice required to be changed by the FASB (or other appropriate board or committee of the FASB) in order to continue as a generally accepted accounting principle or practice may be so changed. Any dispute or disagreement between the Company and the Lenders relating to the determination of Generally Accepted Accounting Principles shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by the written opinion with respect thereto, delivered to the Administrative Agent, of nationally recognized independent certified public accountants selected by the Company and reasonably acceptable to the Lenders for the purpose of auditing the periodic Consolidated financial statements of the Company and its Subsidiaries.
ARTICLE II
LOANS
     SECTION 2.01. Revolving Credit Loans. (a) Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, each Lender severally, but not jointly, agrees to make loans (individually a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) to the Company at any time or from time to time on or after the date hereof and until the Revolving Credit Commitment Termination Date up to, but not exceeding, at any one time outstanding the amount of its Revolving Credit Commitment, provided, however, that no Revolving Credit Loan shall be made if, after giving effect to such Revolving Credit Loan (i) the Aggregate RC Outstandings would exceed the Total Revolving Credit Commitment or (ii) the Aggregate Outstandings would exceed the Total Commitment, each as in effect at such time. During the Revolving Credit Commitment Period, the Company may from time to time borrow, repay and reborrow Revolving Credit Loans hereunder on or after the date hereof and prior to the Revolving Credit Commitment Termination Date, subject to the terms, provisions and limitations set forth herein. The Revolving Credit Loans may be (i) Libor Rate Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof.
          (b) The Company shall give the Administrative Agent irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 12:00 noon, New York, New York time, three Business Days prior to the date of each proposed Libor Rate Loan under this Section 2.01 or prior to 12:00 noon New York, New York time on the date of each proposed Alternate Base Rate Loan under this Section 2.01. Upon receipt of such notice from the Company, the Administrative Agent shall promptly notify each Lender thereof. Such notice shall be irrevocable and shall specify (i) the amount and Type of the proposed borrowing, (ii) the proposed use of the loan proceeds, (iii) the initial Interest Period if a Libor Rate Loan, and (iv) the proposed Borrowing Date. Except for borrowings which utilize the full remaining amount of the Revolving Credit Commitment, each borrowing of an Alternate Base Rate Loan shall be in an amount not less than $500,000 or, whole multiples of $100,000 in excess thereof. Each borrowing of a Libor Rate Loan shall be in an amount not less than $1,000,000 or whole multiples of $100,000 in excess thereof.
          (c) The several agreements of the Lenders to make Revolving Credit Loans pursuant to this Section 2.01 shall automatically terminate on the Revolving Credit Commitment Termination Date. Upon such termination, the Company shall immediately repay in full the principal amount of the Revolving Credit Loans then outstanding, together with all accrued interest thereon and all other amounts due and payable hereunder.
     SECTION 2.02. Revolving Credit Note. The Revolving Credit Loans made by each Lender shall be evidenced by a promissory note of the Company, substantially in the form attached hereto as Exhibit A (each as amended, restated, supplemented or modified, from time to time, individually, a “Revolving Credit Note” and collectively, the “Revolving Credit Notes”), appropriately completed, duly executed and delivered on behalf of the Company and payable to the order of such Lender in a principal amount equal to the Revolving Credit Commitment of such Lender. Each Revolving Credit Note shall (a) be dated the Closing Date, (b) be stated to mature on the Revolving Credit Commitment Termination Date and (c) bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding as provided in Section 3.01 hereof. Each Lender is authorized to record the date, Type and amount of each Revolving Credit Loan and the date and amount of each payment or prepayment of principal of each Revolving Credit Loan in such Lender’s records or on the grid schedule annexed to the Revolving Credit Note; provided, however, that the failure of a Lender to set forth each such Revolving Credit Loan, payment and other information shall not in any manner affect the obligation of the Company to repay each Revolving Credit Loan made by such Lender in accordance with the terms of its Revolving Credit Note and this Agreement. The Revolving Credit Note, the grid schedule and the books and records of such Lender shall constitute conclusive evidence of the information so recorded absent manifest error.
     SECTION 2.03. Term Loans. (a) Subject to the terms and conditions set forth in this Agreement, each Lender severally, but not jointly, agrees to make loans (individually, a “Term Loan” and, collectively, the “Term Loans”) to the Company at any time and from time to time during the Term Loan Commitment Period up to, but not exceeding, at any one time outstanding the amount of its Term Loan Commitment, provided, however, that no Term Loan shall be made if, after giving effect to such Term Loan, (i) the Aggregate TL Outstandings would exceed the Total Term Loan Commitment in effect at such time or (ii) Aggregate Outstandings would exceed the Total Commitment. Except for borrowings which utilize the full remaining amount of the Term Loan Commitment, each borrowing of a Term Loan shall be in an amount not less than $5,000,000. During the Term Loan Commitment Period, the Company may from time to time borrow, repay and reborrow Term Loans hereunder on or after the date hereof and at any time prior to the Term Loan Commitment Expiration Date, subject to the terms, provisions and limitations set forth herein. The Term Loans may be (i) Libor Rate Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof. As of the Closing Date, $26,266,666.72 of Term Loans have been advanced.
          (b) The Company shall give the Administrative Agent irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 12:00 noon, New York, New York time, three Business Days prior to the date of each proposed Libor Rate Loan under this Section 2.03 or prior to 12:00 noon New York, New York time on the date of each proposed Alternate Base Rate Loan under this Section 2.03. Upon receipt of such notice from the Company, the Administrative Agent shall promptly notify each Lender thereof. Such notice shall be irrevocable and shall specify (i) the amount and Type of the proposed borrowing, (ii) the initial Interest Period if a Libor Rate Loan, (iii) the proposed Borrowing Date and the (iv) the proposed Term Loan Maturity Date provided that such date shall not exceed five (5) years from the Borrowing Date of such Term Loan.
          (c) The several agreements of the Lenders to make new Term Loans pursuant to this Section 2.03 shall automatically terminate on the Term Loan Commitment Termination Date.
     SECTION 2.04. Term Loan Notes. Each Term Loan by a Lender to the Company shall be evidenced by a promissory note of the Company substantially in the form attached hereto as Exhibit B (each as may be amended, restated, supplemented or modified, from time to time, individually a “Term Loan Note” and, collectively, the “Term Loan Notes”), each appropriately completed, duly executed and delivered on behalf of the Company and payable to the order of such Lender in a principal amount equal to the amount of such Term Loan made by such Lender advanced on the applicable Borrowing Date. Each Term Loan Note shall (a) be stated to mature on the applicable Term Loan Maturity Date, (b) bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding as provided in Section 3.01 and (c) be payable in such number of consecutive equal monthly installments so that the amount of such Term Loan shall be fully amortized by the applicable Term Loan Maturity Date and such installments shall commence on the first day of the month following the Borrowing Date of such Term Loan and on the first day of each month thereafter, provided that the outstanding principal amount of each Term Loan shall be due and payable on the applicable Term Loan Maturity Date, together with interest thereon as of such date. Each Term Loan shall bear interest from the date of funding thereof until paid in full on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum specified in Section 3.01. Each Lender is authorized to record the date, Type and amount of each Term Loan and the date and amount of each payment or prepayment of principal of each Term Loan in such Lender’s records or on the grid schedule annexed to the Term Loan Note; provided, however, that the failure of a Lender to set forth each such Term Loan, payment and other information shall not in any manner affect the obligation of the Company to repay each Term Loan made by such Lender in accordance with the terms of its Term Loan Note and this Agreement. Each Term Loan Note, the grid schedule and the books and records of such Lender shall constitute conclusive evidence of the information so recorded absent manifest error.
     SECTION 2.05. Letters of Credit.
          (a) Generally. Subject to the terms and conditions set forth in this Agreement, upon the written request of a Letter of Credit Party in accordance herewith, the Issuing Lender shall issue, at any time during the Revolving Credit Commitment Period with pro rata participation by all of the Lenders in accordance with their respective Commitment Proportions for the account of such Letter of Credit Party, (i) Commercial Letters of Credit, in an aggregate amount not to exceed the Commercial Letter of Credit Commitment and (ii) Standby Letters of Credit, in an aggregate amount not to exceed the Standby Letter of Credit Commitment. Notwithstanding the foregoing, no Letter of Credit shall be issued or created if, after giving effect to the same, Aggregate Outstandings would exceed the Total Commitment. The Company agrees that it shall be jointly and severally obligated with any other Letter of Credit Party for all Letters of Credit issued by the Issuing Lender hereunder regardless of whether the Company is the named account party for such Letter of Credit. Notwithstanding anything contained herein to the contrary, the Issuing Lender shall be under no obligation to issue a Letter of Credit, if any order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin, restrict or restrain the Issuing Lender in any respect relating to the issuance of such Letter of Credit or a similar letter of credit, or any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit or direct the Issuing Lender in any respect relating to the issuance of such Letter of Credit or similar letter of credit, or shall impose upon the Issuing Lender with respect to any Letter of Credit any restrictions, any reserve or capital requirement or any loss, cost or expense not reimbursed by the Company and/or the applicable Letter of Credit Party to the Issuing Lender. Each request for issuance of a Letter of Credit shall be in writing and shall be received by the Issuing Lender by no later than 12:00 noon, New York, New York time on the day which is at least two Business Days prior to the proposed date of issuance. Such issuance shall occur by no later than 5:00 p.m. on the proposed date of issuance (assuming proper prior notice as aforesaid). Subject to the terms and conditions contained herein, the expiry dates, the type of Letter of Credit (i.e., Commercial Letter of Credit or Standby Letter of Credit), the purpose, the amounts and the beneficiaries of the Letters of Credit will be as designated by the applicable Letter of Credit Party. The Issuing Lender shall notify the Administrative Agent and the Lenders quarterly of the amounts of all Letters of Credit issued hereunder and of any extension, reduction, termination or amendment of any Letter of Credit. Each Letter of Credit issued by the Issuing Lender hereunder shall identify: (i) the dates of issuance and expiry of such Letter of Credit, (ii) the amount of such Letter of Credit (which shall be a sum certain, although partial drawings shall be permitted), (iii) the beneficiary and account party of such Letter of Credit, and (iv) the drafts and other documents necessary to be presented to the Issuing Lender upon drawing thereunder. The Company and each Letter of Credit Party agrees to execute and deliver to the Issuing Lender such further documents and instruments in connection with any Letter of Credit issued hereunder (including without limitation, applications therefore and the Issuing Lender’s Master Letter of Credit Agreement) as the Issuing Lender in accordance with its customary practices may reasonably request. All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided hereunder, be governed by the UCP.
          (b) Expiration Date. Each Commercial Letter of Credit shall expire at or prior to the close of business one year after the date of the issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension). Each Standby Letter of Credit shall expire not later than the close of business on the date four years after the date of the issuance of such Standby Letter of Credit, provided that if the Letter of Credit Party so requests in any Letter of Credit application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has an automatic extension provision, as may be described in the Issuing Lender’s Master Letter of Credit Agreement, provided that such Standby Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period by giving notice to the beneficiary thereof not later than a day during such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. If this Agreement shall terminate, whether upon the Revolving Credit Commitment Termination Date or by reason of the occurrence and continuance of an Event of Default or otherwise, the Company shall either (x) arrange for any new lender to indemnify the Issuing Lender for the Aggregate Letters of Credit Oustanding in a manner and pursuant to such documents satisfactory to the Issuing Lender in its commercially reasonable discretion or (y) deposit in an account with the Issuing Lender an amount in cash equal to the Aggregate Letters of Credit Outstanding as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Issuing Lender as collateral for the payment and performance of the obligations of the Company under this Agreement. The Issuing Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such accounts.
          (c) Drawings Under Letters of Credit. The applicable Letter of Credit Party and the Company hereby absolutely and unconditionally promise to pay to the Issuing Lender on the date of any drawing under a Letter of Credit, in immediately available funds from its accounts, the amount of such drawing under such Letter of Credit. If the Company and the applicable Letter of Credit Party so request by a notice of borrowing delivered to the Issuing Lender not later than 12:00 noon (New York, New York time) on the date of the drawing under a Letter of Credit in accordance with the terms hereof and if each of the conditions precedent to the making of a Loan set forth in Article V of this Agreement has been satisfied, on the Business Day on which a drawing under a Letter of Credit occurs, the amount of such drawing, plus interest thereon, for which the Issuing Lender has not been reimbursed by the Company and/or the relevant Letter of Credit Party, shall become an Alternate Base Rate Loan in an equivalent amount, and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by such an Alternate Base Rate Loan. If the Company fails to make such payment when due, the Issuing Lender shall notify each Lender of the amount of the drawing under the applicable Letter of Credit. Each Lender agrees that on the first Business Day after receipt of such notice, it will immediately make available by no later than 12:00 noon New York, New York time, to the Issuing Lender at its office located at the Payment Office in immediately available funds, its Commitment Proportion of such drawing or payment, provided (i) each Lender’s obligation shall be reduced by its Commitment Proportion of any reimbursement by the Company in respect of any such drawing pursuant to this Section 2.05 and (ii) no Lender shall be required to make payments to the Issuing Lender with respect to a drawing which the Company reimbursed with the proceeds of a Revolving Credit Loan, as contemplated above, if such Lender fully funded its Commitment Proportion of such Revolving Credit Loan in accordance with Section 3.11 hereof. Any payment made by a Lender pursuant to this Section 2.05(c) to reimburse the Issuing Lender for any drawing under a Letter of Credit (other than an Alternate Base Rate Loan as contemplated above) shall not constitute a Revolving Credit Loan and shall not relieve the Company of its obligation to reimburse the Issuing Lender for such drawing. Each drawing under a Letter of Credit which is not paid on the same date such drawing is made shall accrue interest, for each day from and including the date of such drawing to but excluding the date that the Company reimburses the Issuing Lender in full for such drawing or payment, at the rate per annum then applicable to Revolving Credit Loans which are Alternate Base Rate Loans; provided, however, that if the Company fails to reimburse such drawing or payment when due pursuant to this paragraph (b), then the Company shall pay to the Issuing Lender interest on the amount of such drawing or payment at the rate per annum set forth in Section 3.01(c) hereof. Interest accruing pursuant to the preceding sentence shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to this Section 2.05(c) to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment. The Issuing Lender shall promptly notify the Administrative Agent of each drawing under a Letter of Credit.
          (d) Letter of Credit Obligations Absolute. (i) The obligations of the Company and the relevant Letter of Credit Party to reimburse the Issuing Lender as provided hereunder in respect of drawings or payments under Letters of Credit shall rank pari passu with the obligations of the Company to repay the Loans hereunder, shall be absolute and unconditional under any and all circumstances and shall be secured pro rata with the other Obligations pursuant to the Security Documents in accordance with the provisions of the Security Documents. Without limiting the generality of the foregoing, the obligation of the Company and the relevant Letter of Credit Party to reimburse the Issuing Lender in respect of drawings under Letters of Credit shall not be subject to any defense based on the non-application or misapplication by the beneficiary of the proceeds of any such payment or the legality, validity, regularity or enforceability of the Letters of Credit or any related document or any dispute between or among the Company and/or the relevant Letter of Credit Party, or any of them, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred except if resulting from the gross negligence or willful misconduct of the Issuing Lender. The Issuing Lender may accept or pay any draft presented to it under any Letter of Credit regardless of when drawn and whether or not negotiated, if such draft, accompanying certificate or documents and any transmittal advice are presented or negotiated on or before the expiry date of the Letter of Credit or any renewal or extension thereof then in effect, and conforms to the terms and conditions of such Letter of Credit. Furthermore, neither the Issuing Lender nor any of its correspondents shall be responsible, as to any document presented under a Letter of Credit which appears to be regular on its face, and appears on its face to conform to the terms of the Letter of Credit, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of Credit, or for failure of any Person to note the amount of any draft on the reverse of the Letter of Credit. The Issuing Lender shall have the right, in its sole discretion, to decline to accept any documents and to decline making payment under any Letter of Credit if the documents presented are not in strict compliance with the terms of such Letter of Credit.
               (ii) Any action, inaction or omission on the part of the Issuing Lender or any of its correspondents under or in connection with any Letter of Credit or the related instruments, documents or property, if in good faith and in conformity with such laws, regulations or commercially reasonable customs as are applicable, shall be binding upon the Company and the other Letter of Credit Parties and shall not place the Issuing Lender or any of its correspondents under any liability to the Company or any other Letter of Credit Party, or any of them, in the absence of (i) gross negligence or willful misconduct by the Issuing Lender or its correspondents or (ii) the failure by the Issuing Lender to pay under a Letter of Credit after presentation of a draft and documents strictly complying with such Letter of Credit unless the Issuing Lender is prohibited from making such payment pursuant to a court order. The Issuing Lender’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract. All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided hereunder, be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof.
          (e) Obligations of Lenders in Respect of Letters of Credit. Each Lender acknowledges that each Letter of Credit issued by the Issuing Lender pursuant to this Agreement is issued by the Issuing Lender on behalf of and with the ratable participation of all of the Lenders (i.e., in accordance with their respective Commitment Proportions), and each Lender agrees to make the payments required by Section 2.05(c) above and agrees to be responsible for its pro rata share of all liabilities incurred by the Issuing Lender with respect to each Letter of Credit issued, established, opened or extended by the Issuing Lender pursuant to this Agreement for the account of the Company and/or the relevant Letter of Credit Party. Each Lender agrees with the Issuing Lender and the other Lenders that its obligation to make the payments required by Section 2.05(c) above shall not be affected in any way by any circumstances (other than the gross negligence or willful misconduct of the Issuing Lender) occurring before or after the making of any payment by the Issuing Lender pursuant to any Letter of Credit, including, without limitation: (i) any modification or amendment of, or any consent, waiver, release or forbearance with respect to, any of the terms of this Agreement or any other instrument or document referred to herein; (ii) the existence of any Default or Event of Default; or (iii) any change of any kind whatsoever in the financial position or creditworthiness of the Company.

          (f) Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 3.04 hereof. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (g) Existing Letters of Credit. The Company and the Lenders agree that, from and after the Closing Date, subject to the satisfaction of the conditions precedent to the initial Loans hereunder as set forth in Article V hereof, the Existing Letters of Credit shall be Letters of Credit for all purposes under this Agreement.
          (h) Letters of Credit Issued for Guarantors. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Letter of Credit Party other than the Company, the Company shall be obligated to reimburse the Issuing Lender and the Lenders hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of any other Letter of Credit Party inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such other Letter of Credit Parties.
     SECTION 2.06. Reduction of the Total Commitment. The Company shall have the right, upon not less than three Business Days’ prior written notice to the Administrative Agent, to permanently reduce or terminate the amount of the Total Commitment; provided, however, that no such reduction or termination shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, (i) Aggregate RC Outstandings would exceed the Total Revolving Credit Commitment as then reduced, (ii) Aggregate TL Outstandings would exceed the Total Term Loan Commitment as then reduced, (iii) the Aggregate Letters of Credit Outstanding would exceed the sum of the Commercial Letter of Credit Commitment plus the Standby Letter of Credit Commitment as then reduced or (iv) Aggregate Outstandings would exceed the Total Commitment as then reduced; provided, further, that any reduction or termination requiring prepayment of any Libor Rate Loan shall be made only on the last day of the Interest Period with respect thereto. Any partial reduction shall be in the amount of $5,000,000 or whole multiples of $1,000,000 in excess thereof, and shall reduce permanently the amount of the Total Commitment then in effect and shall be allocated to such of the Commitments as shall be selected by the Company in order to be in compliance with this Section 2.06. The Administrative Agent shall promptly notify each Lender of each notice from the Company to permanently reduce the amount of the Total Commitment pursuant to this Section 2.06.

ARTICLE III
INTEREST RATE; FEES AND PAYMENTS; USE OF PROCEEDS
     SECTION 3.01. Interest Rate.
          (a) Each Alternate Base Rate Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
          (b) Each Libor Rate Loan shall bear interest for the Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the Reserve Adjusted Libor determined for each Interest Period thereof in accordance with the terms hereof plus the Applicable Margin.
          (c) Upon the occurrence and during the continuance of an Event of Default the outstanding principal amount of the Loans (excluding any defaulted payment of principal accruing interest in accordance with clause (d) below), shall, at the option of the Required Lenders, bear interest payable on demand at a rate of interest 2% per annum in excess of the interest rate otherwise then in effect or, if no rate is in effect, 2% per annum in excess of the Alternate Base Rate.
          (d) If the Company shall default in the payment of the principal of or interest on any portion of the Loans or any other amount becoming due hereunder, whether with respect to reimbursement of drawings under Letters of Credit, interest, fees, expenses or otherwise, the Company shall pay interest on such defaulted amount accruing from the date of such default (without reference to any period of grace) up to and including the date of actual payment (after as well as before judgment) at a rate of 2% per annum in excess of the rate otherwise in effect or, if no rate is in effect, 2% per annum in excess of the Alternate Base Rate.
          (e) The Company may elect from time to time to convert all or a portion of an outstanding Loan from a Libor Rate Loan to an Alternate Base Rate Loan, by giving the Administrative Agent at least three Business Day’s prior irrevocable written notice of such election, provided that any such conversion of Libor Rate Loans shall only be made on the last day of an Interest Period with respect thereto or upon the date of payment in full of any amounts owing pursuant to Section 3.08 hereof as a result of such conversion. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. The Company may elect from time to time to convert the outstanding Loan from an Alternate Base Rate Loan to a Libor Rate Loan by giving the Administrative Agent irrevocable written notice of such election not later than 11:00 a.m. (New York, New York time), three Business Days prior to the date of the proposed conversion, with respect to a Libor Rate Loan. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that each conversion shall be in a principal amount of $500,000 or whole multiples of $500,000 in excess thereof, with respect to Revolving Credit Loans, or $1,000,000 or whole multiples of $1,000,000 in excess thereof, with respect to Term Loans, and further provided that no Default or Event of Default shall have occurred and be continuing. Any conversion to or from any Libor Rate Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Libor Rate Loans which are (x) Revolving Credit Loan, having the same Interest Period shall not be less than $500,000 and (y) Term Loans, having the same Interest Period shall not be less than $1,000,000.
          (f) Any Libor Rate Loan in a minimum principal amount of $500,000, with respect to a Revolving Credit Loan, or $1,000,000, with respect to a Term Loan, may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in the definition of Interest Period; provided, that no Libor Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to an Alternate Base Rate Loan on the last day of the Interest Period in effect when the Administrative Agent is notified, or otherwise has actual knowledge, of such Default or Event of Default.

          (g) If the Company shall fail to select the duration of any Interest Period for any Libor Rate Loan in accordance with the definition of “Interest Period” set forth in Section 1.01, the Company shall be deemed to have selected an Interest Period of one month.
          (h) No Loan may be funded as a Libor Rate Loan, or converted to or continued as a Libor Rate Loan, with an Interest Period that extends beyond the Term Loan Maturity Date, with respect to a Term Loan or the Revolving Credit Commitment Termination Date, with respect to the Revolving Loans.
          (i) Anything in this Agreement or in any Note to the contrary notwithstanding, the obligation of the Company to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to any Lender to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to such Lender limiting the rates of interest that may be charged or collected by such Lender. In each such event payments of interest required to be paid to a Lender shall be calculated at the highest rate permitted by applicable law until such time as the rates of interest required hereunder may lawfully be charged and collected by such Lender. If the provisions of this Agreement or any Note would at any time otherwise require payment by the Company to a Lender of any amount of interest in excess of the maximum amount then permitted by applicable law, the interest payments to such Lender shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, the affected Lender shall receive interest payments hereunder or under any Note in an amount less than the amount otherwise provided herein or in any Note, such deficit (hereinafter called the “Interest Deficit”) will accumulate and will be carried forward (without interest) until the termination of this Agreement. Interest otherwise payable to an affected Lender hereunder and under any Note for any subsequent period shall be increased by such maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by applicable law.
          (j) Interest on each Loan shall be payable in arrears on each Interest Payment Date and shall be calculated on the basis year of 360 days and shall be payable for the actual days elapsed. Any rate of interest on the Loans or other Obligations which is computed on the basis of the Alternate Base Rate shall change when and as the Alternate Base Rate changes in accordance with the definition thereof. Each determination by the Administrative Agent of an interest rate or fee hereunder shall, absent manifest error, be conclusive and binding for all purposes.
     SECTION 3.02. Use of Proceeds. The proceeds of the initial Revolving Credit Loans and initial Term Loan shall be solely used to finance the loans and obligations owing by the Company to Citibank under the Prior Agreement. Thereafter, Revolving Credit Loans shall be use to finance the working capital needs and general corporate purposes of the Company in the ordinary course of business and the proceeds of the Term Loans shall be used by the Company to finance up to ninety percent (90%) of the purchase price paid or to be paid by the Company in connection with a Permitted Acquisition. Letters of Credit shall be issued by the Issuing Lender for the account of the applicable Letter of Credit Party and shall be issued for purposes in connection with, and in the ordinary course of, the business of such Letter of Credit Party consistent with historical purposes of such Letter of Credit Party prior to the date hereof.
     SECTION 3.03. Prepayments.
          (a) Voluntary. The Company may at any time and from time to time prepay the then outstanding portion of a Loan, in whole or in part, without premium or penalty, except as provided in Section 3.08 hereof, upon written notice to the Administrative Agent (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time, three Business Days before the date of prepayment with respect to prepayments of Libor Rate Loans, or 11:00 a.m. New York, New York time on the proposed date of prepayment with respect to Alternate Base Rate Loans. Each notice shall be irrevocable and shall specify the date and amount of prepayment and whether such prepayment is of Libor Rate Loans or Alternate Base Rate Loans or a combination thereof, and if a combination thereof, the amount of prepayment allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Company shall make such prepayment, and the amount specified in such notice shall be due and payable, on the date specified therein. Each partial prepayment pursuant to this Section 3.03 hereof shall be in a principal amount of (i) $1,000,000 or whole multiples of $1,000,000 in excess thereof with respect to Libor Rate Loans and (ii) $1,000,000 or whole multiples of $1,000,000 in excess thereof with respect to Alternate Base Rate Loans. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.
     (b) Mandatory. (i) The Company shall apply the net cash proceeds (after costs and expenses) realized by the Company upon any Debt Issuance or Equity Issuance to prepay the outstanding Term Loans hereunder. Such net proceeds shall be paid to the Administrative Agent promptly upon the closing of any such Debt Issuance or Equity Issuance and will be applied by the Administrative Agent and the Lenders to the remaining installments of the outstanding Term Loans in the inverse order of maturity. Such prepayments shall be applied first to the Term Loan having the latest maturity date until paid in full, and thereafter to the remaining Term Loans in inverse order of their respective maturity dates.
          (ii) To the extent that the Aggregate RC Outstandings exceeds the Available Revolving Credit Commitment, the Aggregate TL Outstandings exceeds the Available Term Loan Commitment and/or Aggregate Outstandings exceeds the Total Commitment, then the Company shall immediately prepay the Loans to the extent necessary to eliminate such excess. To the extent that such prepayments are insufficient to eliminate such excess, the Company shall pledge to the Administrative Agent for the ratable benefit of the Lenders, Cash Collateral in an amount equal to the amount of such excess, which Cash Collateral shall secure the reimbursement obligations of the Company with respect to drawings under Letters of Credit.
     All prepayments shall be applied, first to Alternate Base Rate Loans outstanding and second, to Libor Rate Loans outstanding, in such order as the Administrative Agent shall determine in its sole and absolute discretion. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. All partial prepayments of the Term Loans shall be applied to the remaining installments of principal in inverse order of maturity.
     SECTION 3.04. Fees.
          (a) The Company agrees to pay to the Administrative Agent for the account of, and pro rata distribution to, each Lender a commitment fee on the average daily unused portion of the Total Commitment from the date of this Agreement until the Final Maturity Date at a rate per annum equal to the Unused Fee Rate, based on a year of 360 days, payable in arrears on the last day of March, June, September, and December of each year commencing September 30, 2011, on the Final Maturity Date and on each date the Total Commitment is permanently reduced in whole or in part in accordance with Section 2.06 hereof.
          (b) The Company shall pay to the Administrative Agent for the account of, and pro rata distribution to, the Lenders a commission with respect to the Lenders’ participation in Standby Letters of Credit equal to (i) the then applicable SBLC Rate multiplied by (ii) the average daily amount of the Standby LC Exposure during the period from and including the Closing Date through the later of (x) Final Maturity Date or (y) the date on which such Lender ceases to have any Standby LC Exposure. Such commissions with respect to Standby Letters of Credit shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing September 30, 2011, provided that all such fees shall be payable on the date on which the Total Commitment terminates and any such fees accruing after the date on which the Total Commitment terminates shall be payable on demand. The Company shall further pay to Administrative Agent for the account of, and pro rata distribution to, the Lenders, with respect to each Commercial Letter of Credit 0.25% of the stated amount of such Commercial Letter of Credit upon its issuance by the Issuing Lender and 0.25% of the amount drawn upon payment of such Letter of Credit or, in the event of termination or expiration, available to be drawn under such Commercial Letter of Credit. All such fees shall be payable on the later of (i) the date on which the Total Commitment terminates or (ii) the Final Maturity Date, and any such fees accruing after the date on which the Total Commitment terminates shall be payable on demand. All commissions with respect to Standby Letters of Credit shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed.
          (c) The Company shall further pay to the Issuing Lender, on demand, all customary fees charged by the Issuing Lender with respect to the issuance, processing and administration of Letters of Credit (including, without limitation, amendments, renewals or extensions of letters of credit), all subject to such standard minimums now or hereinafter in effect.
          (d) In addition, the Company shall pay to the Administrative Agent for its own account such fees as are set forth in a separate fee letter, dated July 18, 2011, provided by the Administrative Agent to the Company.
     SECTION 3.05. Inability to Determine Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Reserve Adjusted Libor applicable pursuant to Section 3.01(b) for any requested Interest Period with respect to (a) the making of a Libor Rate Loan, (b) a Libor Rate Loan that will result from the requested conversion of an Alternate Base Rate Loan to a Libor Rate Loan or a Libor Rate Loan of one type into a Libor Rate Loan of another type, or (c) the continuation of a Libor Rate Loan beyond the expiration of the then current Interest Period with respect thereto, the Administrative Agent shall forthwith give notice by telephone of such determination, promptly confirmed in writing, to the Company of such determination. Until the Administrative Agent notifies the Company that the circumstances giving rise to the suspension described herein no longer exist (which notification shall be given promptly by the Administrative Agent either verbally or in writing and, if verbally, promptly confirmed in writing,), the Company shall not have the right to request or continue a Libor Rate Loan or to convert an Alternate Base Rate Loan to a Libor Rate Loan.
     SECTION 3.06. Illegality. Notwithstanding any other provisions herein, if any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Libor Rate Loans as contemplated by this Agreement, such Lender shall forthwith give notice by telephone of such circumstances, promptly confirmed in writing, to the Administrative Agent, which notice the Administrative Agent shall promptly transmit to the Company and the other Lenders and (a) the commitment of such Lender to make and to allow conversion to or continuations of Libor Rate Loans shall forthwith be cancelled for the duration of such illegality and (b) the Loans then outstanding as Libor Rate Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the next succeeding last day of each Interest Period applicable to such Libor Rate Loans or within such{ } earlier period as may be required by law. The

Company shall pay to such Lender, upon demand, any additional amounts required to be paid pursuant to Section 3.08 hereof. Each affected Lender shall promptly notify the Administrative Agent of the cessation of any such illegality.
     SECTION 3.07. Increased Costs.
          (a) If any Change in Law shall:
               (i) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Loan or any Letter of Credit or change the basis of taxation of payments to such Lender or the Issuing Lender of principal, interest, fees or any other amount payable hereunder (other than any tax that is measured with respect to the overall net income of such Lender or the Issuing Lender or the Lending Office such Lender or the Issuing Lender or Lending Office of such Lender or the Issuing Lender and that is imposed by the United States of America, or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender’s Lending Office or the Issuing Lender’s Lending Office is located, or by any jurisdiction in which such Lender is organized, has its principal office or is managed and controlled); or
               (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (whether or not having the force of law) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender or the Issuing Lender; or
               (iii) impose on any Lender or the Issuing Lender any other condition, or change therein directly relating to this Agreement, any Note or any Loan;
and the result of any of the foregoing is to increase the cost to such Lender or the Issuing Lender of making, renewing or maintaining or participating in advances or extensions of credit hereunder or to reduce any amount receivable hereunder, in each case by an amount which such Lender or the Issuing Lender deems material, then, in any such case, the Company shall pay such Lender or the Issuing Lender, upon written demand subject to subsection (c) below,, such additional amount or amounts as will reimburse such Lender for such increased costs actually incurred or reduction suffered.
          (b) If any Lender or the Issuing Lender shall have determined that any Change in Law regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, or compliance by any Lender or the Issuing Lender (or any Lending Office of any Lender or the Issuing Lender) or any Lender’s or the Issuing Lender’s holding company, with any request or directive regarding capital adequacy (whether or not having the force of the law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company as a consequence of its obligations hereunder to a level below that which such Lender would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Lender to be material, then from time to time, the Company shall pay to such Lender or the Issuing Lender the additional amount or amounts as will reimburse such Lender or such Lender’s or the Issuing Lender’s holding company for such reduction directly relating to this Agreement, any Note or any Loan. Such Lender’s or the Issuing Lender’s determination of such amounts upon presentation to the Company shall be conclusive and binding on the Company absent manifest error.

          (c) A certificate of a Lender setting forth the basis and calculation of any such determination, and the amount or amounts payable pursuant to Sections 3.07(a) and 3.07(b) above shall be conclusive absent manifest error. The Company shall pay such Lender or the Issuing Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) In the event any Lender or the Issuing Lender shall be entitled to reimburse pursuant to Section 3.07(a) or Section 3.07(b) hereof, it shall promptly notify the Administrative Agent and the Company of the event by reason of which it has become so entitled; provided, however, no failure on the part of any Lender or the Issuing Lender to demand compensation under clause (a) or clause (b) above on one occasion shall constitute a waiver of its right to demand compensation on any other occasion.
          (e) Notwithstanding anything herein to the contrary in Section 3.07(a) or Section 3.07(b), the Company shall only be required to reimburse a Lender in respect of any such increased costs or reduction in rate of return occurring after such time as such Lender becomes a party to this Agreement.
     SECTION 3.08. Indemnity. The Company agrees to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense which such Lender may sustain or incur, including, without limitation, interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain Libor Rate Loans hereunder, as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Libor Rate Loan, (b) default by the Company to accept or make a borrowing of a Libor Rate Loan or a conversion into or continuation of a Libor Rate Loan after the Company has requested such borrowing, conversion or continuation, (c) default by the Company in making any prepayment of any Libor Rate Loan after the Company gives a notice in accordance with Section 3.03 hereof and/or (d) the making of any payment or prepayment (whether mandatory or optional) of a Libor Rate Loan or the making of any conversion of a Libor Rate Loan to an Alternate Base Rate Loan on a day which is not the last day of the applicable Interest Period with respect thereto. A certificate of a Lender setting forth the basis, the calculation of any such determination such amounts shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any certificate within ten days after receipt thereof.
     SECTION 3.09. Taxes.
          (a) All payments made by the Company under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes (imposed in lieu of income taxes) imposed on the Administrative Agent, the Issuing Lender or a Lender as a result of a present, former or future connection between the jurisdiction of the government or the taxing authority imposing such tax and such Administrative Agent, Issuing Lender or Lender or the Lending Office of such Administrative Agent, Issuing Lender or Lender or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called “Non-Excluded Taxes”). If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Issuing Lender or any Lender hereunder, or under the Notes, the amount so payable to the Administrative Agent, the Issuing Lender or such Lender shall be increased to the extent necessary to yield to such Administrative Agent, the Issuing Lender or such Lender (after payment of all Non-Excluded Taxes and free and clear of all liability in respect of such Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes, provided, however, that, notwithstanding anything to the contrary in this or the preceding sentence, the Company shall not be required to increase any such amounts payable to any Lender, and shall be entitled to reduce the amount of any payment made by the Company under this Agreement by the amount of Non-Excluded Taxes withheld from that payment, with respect to any Non-Excluded Taxes (i) that are United States withholding taxes imposed (or branch profits taxes imposed) on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such Non-Excluded Taxes pursuant to this Section 3.09(a), or (ii) that are imposed as a result of any event occurring after the Lender becomes a Lender other than a change in law or regulation or the introduction of any law or regulation or a change in interpretation or administration of any law. Whenever any Non-Excluded Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to the Administrative Agent for its own account or for the account of the Issuing Lender or such Lender, as the case may be, a certified copy of an original official receipt showing, or other proof reasonably satisfactory to the Administrative Agent of, payment thereof. If the Company fails to pay Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent, the Issuing Lender and the Lenders for any incremental taxes, interest or penalties that may become payable by such Administrative Agent, the Issuing Lender or such Lender as a result of any such failure together with any expenses payable by such Administrative Agent, the Issuing Lender or such Lender in connection therewith; provided that the Administrative Agent, Issuing Lender or Lender has provided the Company with written notice thereof as required by Section 10.01, accompanied by a demand for payment.
          (b) If a Lender or the Administrative Agent becomes aware that it is entitled to claim a refund from a Governmental Authority in respect of any Non-Excluded Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.09, it promptly shall notify the Company in writing of the availability of such refund claim and shall make a timely claim to such taxation authority for such refund at the Company’s expense. If a Lender or the Administrative Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) or a permanent net tax benefit in respect of any Non-Excluded Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.09, it shall within 30 days from the date of such receipt pay over the amount of such refund or permanent net tax benefit to the Company, net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that the Company, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Company (plus penalties, interest or other reasonable charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such taxation authority or loses such net tax benefit.
          (c) Any Issuing Lender or Lender that is organized under the laws of a jurisdiction other than the United States or a state thereof (a “Foreign Lender”) and that is entitled to an exemption from or reduction of withholding tax under the laws of the United States or under any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit those payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not that Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which that Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent), but only to the extent that the Foreign Lender is legally entitled to do so, whichever of the following is applicable:
               (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
               (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
               (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that the Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
               (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.
     SECTION 3.10. Pro Rata Treatment and Payments. (a) Each borrowing by the Company from the Lenders, each conversion of a Loan pursuant to Section 3.01(e) hereof or continuation of a Loan pursuant to Section 3.01(f) hereof, each payment by the Company on account of any fee (other than with respect to fees which are expressly payable to the Administrative Agent or the Issuing Lender for its own account), reimbursements by the Company to the Issuing Lender with respect to drawings under Letters of Credit pursuant to Section 2.05 hereof, and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the respective relevant Commitment Proportions of the Lenders. Each payment (including each prepayment) by the Company on account of principal of and interest on each Loan shall be made pro rata according to the respective outstanding principal amounts of such Loans held by each Lender. All payments (including prepayments) to be made by the Company on account of principal, interest, fees and reimbursement obligations shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders (except as specified above), at the Payment Office of the Administrative Agent in Dollars in immediately available funds not later than 12:00 noon, New York, New York time, on the date on which they are payable. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds by wire transfer of each Lender’s portion of such payment to such Lender for the account of its Lending Office. The Administrative Agent may, in its sole discretion, directly charge principal and interest payments due in respect of the Loans to the Company’s accounts at the Payment Office or other office of the Administrative Agent. The Issuing Lender may, in its sole discretion, directly charge reimbursement obligations with respect to Letters of Credit to the Company’s accounts at any office of the Issuing Lender. Except as otherwise provided in the definition of “Interest Period”, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
          (b) All proceeds of collateral received by the Administrative Agent after an Event of Default has occurred and is continuing and all or any portion of the Loans shall have been accelerated hereunder pursuant to Section 8.01, shall upon election by the Administrative Agent or at the direction of the Required Lenders be applied, first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent or the Issuing Lender, ratably, from the Company (other than in connection with Banking Services or Related Hedging Agreements), second, to pay any fees or expense reimbursements then due to the Lenders from the Company (other than in connection with Banking Services or Related Hedging Agreements), ratably, third, to pay interest due and payable in respect of any Loans, ratably, fourth, to pay any unreimbursed Standby LC Disbursements, ratably, fifth, to pay an amount to the Administrative Agent equal to 103% of the Aggregate Letters of Credit Outstanding on such date, to be held as cash collateral for such Obligations, sixth, to pay the principal on the Loans and any amounts owing with respect to Related Hedging Obligations described in Section 7.02(i) hereof, ratably, seventh, to pay any amounts owing with respect to Banking Services and to pay any amounts owing with respect to Related Hedging Obligations described in Section 7.02(j) hereof, ratably, eighth, to the payment of any other Obligation due to the Administrative Agent, the Issuing Lender or any Lender by the Company, ratably, and ninth, to the Company or as the Company shall direct.
     SECTION 3.11. Funding and Disbursement of Loans.
          (a) Each Lender shall make each Loan to be made by it hereunder available to the Administrative Agent at the Payment Office for the account of such office and the Administrative Agent by 1:00 p.m. New York, New York time on the Borrowing Date in Dollars in immediately available funds. Unless any applicable condition specified in Article V has not been satisfied, the amount so received by the Administrative Agent will be made available to the Company at the Payment Office by crediting the account of the Company with such amount and in like funds as received by the Administrative Agent; provided, however, that if the proceeds of any Loan or any portion thereof are to be used to prepay outstanding Loans or Letter of Credit obligations, then the Administrative Agent shall apply such proceeds for such purpose to the extent necessary and credit the balance, if any, to the Company’s account.
          (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a proposed Borrowing Date that such Lender will not make the amount which would constitute its Commitment Proportion of the borrowing on such Borrowing Date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not made available to the Administrative Agent until a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand interest on such Lender’s Commitment Proportion of such borrowing at a rate equal to the greater of (i) the daily average Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation during such period, from and including such Borrowing Date to the date on which such Lender’s Commitment Proportion of such borrowing shall have become immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts due pursuant to this Section 3.11(b) shall be conclusive absent demonstrable error. Nothing herein shall be deemed to relieve any Lender from its obligations to fulfill its commitment hereunder or to prejudice any right which the Company may have against any Lender as a result of any default by such Lender hereunder.
     SECTION 3.12. Manner of Payment. The Administrative Agent may (but shall not be obligated to) debit any deposit account of the Company with the Administrative Agent for the amount of any such payment. The Administrative Agent may in its sole discretion directly charge one or more of the Company’s accounts at the Payment Office or other office of the Administrative Agent for all interest and principal payments due in respect of the Loans and all fees payable hereunder. Except as otherwise provided in the definition of “Interest Period”, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
     SECTION 3.13. Change of Lending Office; Removal of Lender. Each Lender agrees that (i) if it makes any demand for, or there has been any, payment under Section 3.07 or 3.09, or if any adoption or change of the type described in Section 3.07 or 3.09 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be materially disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Company to make payments under Section 3.07 or 3.09, or would eliminate or reduce the effect of any adoption or change described in Section 3.07 or 3.09 or (ii) if such Lender (x) is unable to designate a different lending office which would result in Section 3.07 or 3.09 no longer being applicable to such Lender, (y) has refused to consent to a proposed change, waiver, discharge or release with respect to this Agreement or any other Loan Document which has been approved in accordance with Section 10.04 and, in the case of this clause (y), no Event of Default then exists or (z) is a Defaulting Lender, it will, upon at least 5 Business Days’ notice from the Company to such Lender and the Administrative Agent, assign, pursuant to and in accordance with the provisions of Section 10.05, to one or more assignees selected by the Administrative Agent and, so long as no Event of Default shall have occurred and is then continuing, with the written consent of the Company (not to be unreasonably withheld, delayed or conditioned) all, but not less than all, of such Lender’s rights and obligations hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of, and reimbursement obligations arising under, the Aggregate Outstandings then owing to such Lender plus any accrued but unpaid interest thereon and any accrued but unpaid utilization fees owing thereto and, in addition, all additional costs and reimbursements and indemnities, if any, owing in respect of such Lender’s Commitment hereunder at such time shall be paid to such Lender.
     SECTION 3.14. Defaulting Lenders.
          (a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available any of its Commitment Proportion or (y) notifies either the Administrative Agent or the Company that it does not intend to make available any of its Commitment Proportion (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 3.14 for the Default Period.
          (b) Loans shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Proportion, and no Commitment of any Lender shall be increased as a result of such Lender Default without the written consent of such Lender. Amounts received in respect of principal of any Type of Loans shall be applied to reduce the applicable Loans of each Non-Defaulting Lender pro rata based on the aggregate of the outstanding Loans of that Type of all Lenders at the time of such application; provided, that, the Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments received by the Administrative Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Administrative Agent. The Administrative Agent shall hold and, re-lend in accordance with the terms of the Agreement to the Company the amount of such payments received or retained by it for the account of such Defaulting Lender.
          (c) A Defaulting Lender shall not be entitled to give instructions to the Administrative Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have Loans outstanding.
          (d) Other than as expressly set forth in this Section 3.14, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Administrative Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 3.14 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which the Company, The Administrative Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
          (e) In the event the Defaulting Lender is the Administrative Agent, it shall resign as such in accordance with Section 9.08 hereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     In order to induce the Lenders and the Issuing Lender to enter into this Agreement and to make the Loans and other financial accommodations herein provided for, the Company represents and warrants to the Administrative Agent, the Lenders and the Issuing Lender that:
     SECTION 4.01. Organization, Corporate Powers, etc. The Company and each Guarantor (i) is a corporation duly incorporated, or a limited liability company duly formed, validly existing and in good standing under the laws of the state of its incorporation or formation, (ii) has the corporate, limited liability company or partnership power and authority, as the case may be, to own properties and to carry on its business as now being conducted, (iii) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification, (iv) has the power to execute and perform each of the Loan Documents to which it is a party, (v) with respect to the Company, has the power to borrow hereunder and to execute and deliver the Notes, and (vi) is in compliance with all applicable federal, state and local laws, rules and regulations except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. Each Non-Domestic Subsidiary (i) is a corporation duly incorporated, or a partnership or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own properties and to carry on its business as now being conducted, and (iii) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification
     SECTION 4.02. Authorization of Borrowing, Enforceable Obligations. The execution, delivery and performance by the Company of this Agreement, and the other Loan Documents to which it is a party, the borrowings by, and other extensions of credit to, the Company hereunder, and the execution, delivery and performance of each Guarantor of the Loan Documents to which such Guarantor is a party, (a) have been duly authorized by all requisite corporate, limited liability company or partnership action, (b) will not violate or require any consent under (i) any provision of law applicable to the Company or any Guarantor, any governmental rule or regulation, or the Certificate of Incorporation, By-laws, or other organizational documents, as applicable, of the Company or any Guarantor or (ii) any order of any court or other agency of government binding on the Company or any Guarantor or any indenture, agreement or other instrument to which the Company or any Guarantor is a party, or by which the Company or any Guarantor or any of its property is bound, and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Company or any Guarantor other than as contemplated by this Agreement or the other Loan Documents. This Agreement and each other Loan Document to which the Company and each Guarantor is a party, constitutes a legal, valid and binding obligation of the Company and each Guarantor as the case may be, enforceable against the Company and each Guarantor, as the case may be, in accordance with its terms.
     SECTION 4.03. Financial Condition. The Company has heretofore furnished to the Administrative Agent (a) the audited Consolidated balance sheet of the Company and its Subsidiaries and the related audited statements of income, retained earnings and cash flow of Company and its Subsidiaries prepared by Ernst & Young, LLP, certified public accountants, for the fiscal year ended June 30, 2010 and (b) the unaudited Consolidated balance sheet of the Company and its Subsidiaries and the related unaudited statements of income, retain earning and cash flow of the Company and its Subsidiaries for the nine-month period ended March 31, 2011 (collectively, the “financial statements”). The financial statements were prepared in conformity with Generally Accepted Accounting Principles and, to the Company’s knowledge, fairly present the financial position and results of operations of the Company and its Subsidiaries as of the date of such financial statements and for the periods to which they relate and, since the date of such financial statements, no material adverse change in the business, operations or assets or condition (financial or otherwise) of the Company and its Subsidiaries has occurred. The Company shall deliver to the Administrative Agent a certificate by the Chief Financial Officer of the Company to that effect on the Closing Date. There are no obligations or liabilities, contingent or otherwise, of the Company and its Subsidiaries which are not reflected on such statements other than obligations incurred in the ordinary course of the Company’s business since the date of such financial statements or specifically disclosed elsewhere in this Agreement or any schedule hereto, subject, however, to normal year-end adjustments with respect to the unaudited financial statements referred to above.
     SECTION 4.04. Taxes. The Company and each Subsidiary of the Company has filed or caused to be filed all federal, state and local tax returns which are required to be filed, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except taxes which are being contested in good faith and which are reserved against in accordance with Generally Accepted Accounting Principles.
     SECTION 4.05. Title to Properties. The Company and each Subsidiary of the Company has good and marketable title, or valid leasehold interests in, all of their respective properties and assets, except for such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of their respective business or as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of all Liens, except for Permitted Liens.

     SECTION 4.06. Litigation.
          (a) There are no actions, suits or proceedings (whether or not purportedly on behalf of the Company or any Subsidiary of the Company) pending or, to the knowledge of the Company, threatened against or affecting the Company or such Subsidiary of the Company at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which, if adversely determined against the Company or such Subsidiary of the Company, could reasonably be expected to result in a Material Adverse Effect.
          (b) Neither the Company nor any Subsidiary of the Company is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority, other than as set forth on Schedule VI hereto.
     SECTION 4.07. Agreements. Neither the Company nor any Subsidiary of the Company is a party to any agreement, indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in default in any manner which could have a Material Adverse Effect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party.
     SECTION 4.08. Compliance with ERISA. Each Plan is in compliance with ERISA; no Plan is insolvent or in reorganization, no Plan has an Unfunded Current Liability, and no Plan has an accumulated or waived funding deficiency or permitted decreases in its funding standard account within the meaning of Section 412 of the Code; neither the Company nor any ERISA Affiliate nor any Guarantor has incurred any material liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or expects to incur any liability under any of the foregoing sections on account of the termination of participation in or contributions to any such Plan, no proceedings have been instituted to terminate any Plan, no condition exists which presents a risk to the Company or any Guarantor of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of the Company or any Guarantor exists or is likely to arise on account of any Plan; and the Company, and each Guarantor may terminate contributions to any other employee benefit plans maintained by them without incurring any material liability to any person interested therein.
     SECTION 4.09. Federal Reserve Regulations; Use of Proceeds.
          (a) Neither the Company nor any Subsidiary of the Company is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended to the date hereof). If requested by the Administrative Agent, the Company will, and will cause each Subsidiary of the Company to, furnish to the Administrative Agent such a statement on Federal Reserve Form U-1.
          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, or (ii) for any purpose which violates or is inconsistent with the provisions of the Regulations T, U, or X of the Board of Governors of The Federal Reserve System.

          (c) The proceeds of the Loans shall be used solely for the purposes permitted under Section 3.02.
     SECTION 4.10. Approvals. No registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or any Subsidiary of the Company, or with the execution and delivery of other Loan Documents to which it is a party or, with respect to the Company, the borrowings hereunder and each other extension of credit hereunder.
     SECTION 4.11. Subsidiaries and Affiliates. Attached hereto as Schedule I is a correct and complete list of the Company’s Subsidiaries and Affiliates showing as to each Subsidiary and Affiliate, its name, the jurisdiction of its incorporation or formation, its shareholders or other owners of an interest in each Subsidiary and the number of outstanding shares or other ownership interest owned by each shareholder or other owner of an interest.
     SECTION 4.12. Hazardous Materials. Except as set forth in environmental reports provided to the Lenders, the Company and each Subsidiary of the Company are each in compliance with all applicable Environmental Laws and (a) neither the Company nor any Subsidiary of the Company has used Hazardous Materials on, from, or affecting any property now owned or occupied by the Company or any Subsidiary of the Company in any manner which violates any applicable Environmental Law; and (b) to the best knowledge of the Company and each Subsidiary of the Company, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant has used Hazardous Materials on, from, or affecting such property in any manner which violates any applicable Environmental Law, except where failure to so comply could not reasonably be expected to have a Material Adverse Effect.
     SECTION 4.13. Investment Company Act. Neither the Company nor any Subsidiary of the Company is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     SECTION 4.14. No Default. No event has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.
     SECTION 4.15. Material Contracts. Each Material Contract of the Company and each Subsidiary of the Company (i) is in full force and effect and is binding upon and enforceable against the Company or any Subsidiary of the Company, as the case may be, and, to the knowledge of the Company, all other parties thereto in accordance with its terms, and (ii) there exists no default under any Material Contract by the Company or any Subsidiary of the Company or, to the knowledge of the Company, by any other party thereto which has not been fully cured or waived.
     SECTION 4.16. Permits and Licenses. Each of the Company and any Subsidiary of the Company has all obtained all material licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its property or to the conduct of its activities, and shall obtain all such licenses, permits, franchises, or other governmental authorizations as may be required in the future to the extent that the failure to obtain them would materially and adversely affect the ability of the Company or any Subsidiary of the Company to conduct its activities as currently conducted, or in the future may be conducted, or the condition (financial or otherwise) of the Company or any Subsidiary of the Company.
     SECTION 4.17. Compliance with Law. The Company and each Subsidiary of the Company are each in compliance with all laws, rules, regulations, orders and decrees which are applicable to the Company or any Subsidiary of the Company, or to any of their respective properties, which the failure to comply with could reasonably be expected to have a Material Adverse Effect.
     SECTION 4.18. Disclosure. No representation or warranty of the Company or any Subsidiary of the Company contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Administrative Agent, the Lenders or the Issuing Lender by or on behalf of the Company or any Subsidiary of the Company for use in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.
     SECTION 4.19. Security Document. To the best of its knowledge, each Security Document executed by the Company and the Guarantor shall constitute a valid and continuing lien on and security interest in the collateral referred to in such Security Document in favor of the Administrative Agent for the benefit of the Lenders and the Issuing Lender prior to all other Liens, claims and right of all other Persons, other than Permitted Liens, and shall be enforceable as such against all other Persons.
ARTICLE V
CONDITIONS OF LENDING
     SECTION 5.01. Conditions To Initial Loans and Extensions of Credit. The obligation of each Lender to make its initial Loan hereunder, and the obligation of the Issuing Lender to issue the initial Letter of Credit, are subject to the following conditions precedent:
          (a) Revolving Credit Note. On or prior to the Closing Date, the Administrative Agent shall have received for the account of each Lender a Revolving Credit Note duly executed by the Company in the amount of its Revolving Credit Commitment.
          (b) Other Loan Documents. On or prior to the Closing Date, the Administrative Agent shall have received (i) the Guaranty duly executed by each of the Guarantors, and (ii) the Security Documents, each duly executed by the Company and each Guarantor, as applicable, along with financing statements on form UCC-1 describing the collateral covered by the Security Agreement.
          (c) Supporting Documents. The Administrative Agent shall have received on or prior to the Closing Date (a) a certificate of the Secretary or an Assistant Secretary of the Company and of each Guarantor dated the Closing Date and certifying (i) that attached thereto is a true and complete copy (including any amendments thereto) of the Certificate of Incorporation and the By-laws or the Articles of Organization and the Operating Agreement, as applicable, of the Company or such Guarantor; (ii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Company and each Guarantor, authorizing the execution, delivery and performance of this Agreement and of each Loan Document to be delivered on the Closing Date to which it is a party and, with respect to the Company, the borrowings hereunder; and (iii) the incumbency and specimen signature of each officer of the Company and each Guarantor executing each Loan Document to which the Company or a Guarantor is a party and any certificates or instruments furnished pursuant hereto or thereto, and a certification by another officer of the Company and each Guarantor as to the incumbency and signature of the Secretary or Assistant Secretary of the Company and each Guarantor; and (b) such other documents as the Administrative Agent may reasonably request.

          (d) Opinion of Counsel. On the Closing Date, the Administrative Agent shall have received a written opinion of counsel for the Company and the Guarantors dated the Closing Date and addressed to the Lenders substantially in the form of Exhibit F attached hereto.
          (e) No Material Adverse Changes. There shall not have occurred in the sole opinion of the Administrative Agent reasonably applied, any material adverse change in the business, operations, performance, properties or condition, financial or otherwise, of the Company or any Guarantor since June 30, 2010.
          (f) Fees. The Company shall have paid all costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation and execution of the Loan Documents (including, without limitation, the expenses and reasonable fees of counsel).
          (g) Assets Free from Liens. Prior to the Closing Date, the Administrative Agent shall have received UCC-1 financing statement, tax and judgment lien searches evidencing that the Company’s and each Guarantor’s accounts receivable, inventory, equipment and all other assets of the Company and each Guarantor are free and clear of all Liens except Permitted Liens.
          (h) Insurance. The Administrative Agent shall receive, on or prior to the Closing Date, certificates of insurance covering the personal property and the business of the Company and the Guarantors (including with respect to general liability and products liability insurance), which certificates shall designate the Administrative Agent as a lender loss payee and additional insured, in form and substance reasonably satisfactory to the Administrative Agent together with copies of the related insurance policies with proper endorsements to reflect the Administrative Agent’s interests for the benefit of the Lenders.
          (i) Due Diligence. The Administrative Agent shall have results reasonably satisfactory to it of its due diligence checkings with respect the Company, the Guarantors, including, without limitation, litigation checkings, customer checkings, bank checkings, trade checkings, judgment, tax and bankruptcy searches, in all jurisdictions deemed necessary by the Administrative Agent and its counsel.
          (j) Completion of Proceedings. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
          (k) Other Information, Documentation. The Administrative Agent shall receive such other consents, approvals and further information and documentation as it may reasonably require, including, but not limited, to any information or documentation relating to compliance by the Company and each Guarantor with the requirements of all federal, state and local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, refinement, handling, production or disposal of Hazardous Materials.
     SECTION 5.02. Conditions to Term Loans. The obligation of each Lender to make any Term Loan hereunder is subject to the conditions precedent set forth in Sections 5.01 and 5.03 of this Article V and the following conditions precedent:

          (a) Term Loan Note. The Company shall deliver to such Lender a duly executed Term Loan Note appropriately completed in an amount equal to the aggregate principal amount of the Term Loan to be funded by such Lender on a Borrowing Date.
          (b) Acquisition Documents. The Lenders shall have received the information and documents required to be delivered to the Lenders as described in the definition of Permitted Acquisition.
     SECTION 5.03. Conditions to All Loans and Letters of Credit. The obligation of each Lender to make each Loan hereunder and the obligation of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, including, without limitation, the initial Loan and initial Letter of Credit, are further subject to the following conditions precedent:
          (a) Representations and Warranties. The representations and warranties by the Company and each Subsidiary of the Company pursuant to this Agreement and the Loan Documents to which each is a party shall be true and correct in all material respects on and as of the Borrowing Date or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as though such representations and warranties had been made on and as of such date and an Executive Officer shall deliver a certificate to the Administrative Agent with respect thereto.
          (b) No Default. The Company and each Subsidiary of the Company shall be in compliance with all the terms and provisions set forth herein or in any other Loan Document on their part to be observed or performed, and no Default or Event of Default, shall have occurred and be continuing on the Borrowing Date or on the date of issuance, amendment, renewal or extension of a Letter of Credit or will result after giving effect to the Loan requested or the requested issuance, amendment, renewal or extension of a Letter of Credit.
          (c) Availability. After giving effect to any requested Loan or issuance of any Letter of Credit, the Aggregate RC Outstandings shall not exceed the Aggregate Revolving Credit Commitment, the Aggregate TL Outstandings shall not exceed the Aggregate Term Loan Commitment and Aggregate Outstandings shall not exceed the Total Commitment.
          (d) Notice of Borrowing. The Administrative Agent shall have received a notice of borrowing duly executed by an Executive Officer of the Company, with respect to the requested Loan, or a letter of credit application, with respect to the issuance, amendment, renewal or extension of the requested Letter of Credit.
          (e) Additional Documentation. With respect to the issuance, amendment, renewal or extension of any Letter of Credit, the Issuing Lender and the Administrative Agent shall have received the documents and instruments requested by the Issuing Lender in accordance with the second to last sentence of Section 2.05(a).
Each borrowing hereunder and each issuance, amendment or extension of a Letter of Credit shall constitute a representation and warranty of the Company that the statements contained in clauses (a), (b), and (c) of this Section 5.03 are true and correct on and as of the Borrowing Date or as of the date of issuance, amendment, renewal or extension of a Letter of Credit, as applicable, as though such representation and warranty had been made on and as of such date unless, in the case of clause (a), such representation is as of a specific date, in which case, as of such date.

ARTICLE VI
AFFIRMATIVE COVENANTS
     The Company covenants and agrees with the Lenders that so long as the Commitments remain in effect or any of the principal of or interest on any Note or any other Obligations hereunder shall be unpaid it will, and will cause each Subsidiary of the Company to:
     SECTION 6.01. Corporate Existence, Properties, etc. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership or limited liability company, as applicable, existence, rights and franchises and comply with all laws applicable to it; at all times maintain, preserve and protect all franchises, patents, trademarks, trade names and service marks necessary for the operation of its respective business, and preserve all of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition (ordinary wear and tear excepted), and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; at all times preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary for the normal conduct of its business; at all times keep its insurable properties adequately insured and maintain (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, and (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, (iv) such other assistance as may be required by law or may be reasonably required by the Administrative Agent. Each such policy of insurance of the Company and its Subsidiaries shall name the Administrative Agent as a lender loss payee, and additional insured, as the case may be, and shall provide for at least thirty (30) days’ prior written notice to the Administrative Agent of any modification or cancellation of such policies. The Company shall provide to the Administrative Agent promptly upon receipt thereof evidence of the annual renewal of each such policy.
     SECTION 6.02. Payment of Indebtedness, Taxes, etc.
          (a) Pay all indebtedness and obligations, now existing or hereafter arising, as and when due and payable, except where (i) the validity, amount, or timing thereof is being contested in good faith and by appropriate proceedings, which proceedings shall include good faith negotiations, (ii) the Company or such Subsidiary of the Company has set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles, and (iii) the failure to make such payment pending such contest could not reasonably be expected to have a Material Adverse Effect; provided that the Company and each Subsidiary of the Company will pay or cause to be paid all such indebtedness and obligations upon the commencement of proceedings to foreclose any lien which has attached as security therefore or post a bond (with the consent of, and on terms and conditions satisfactory to, the Required Lenders, in their commercially reasonable discretion).
          (b) Pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that neither the Company nor any Subsidiary of the Company shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and the Company or such Subsidiary of the Company, as the case may be, shall have set aside on its books adequate reserves determined in accordance with Generally Accepted Accounting Principles with respect to any such tax, assessment, charge, levy or claim so contested; and further, provided that, subject to the foregoing provisos, the Company and each Subsidiary of the Company will pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefore or post a bond (with the consent of, and on terms and conditions satisfactory to, the Required Lenders, in their commercially reasonable discretion).
     SECTION 6.03. Financial Statements, Reports, etc. Furnish to the Administrative Agent (with sufficient copies for each Lender):
          (a) as soon as available and in any event within seventy five (75) days (or such earlier date as may be required by the SEC, from time to time) of the end of the fiscal year of the Company, the (i) audited consolidated financial statements of the Company and its Subsidiaries which shall include the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, together with the consolidated and consolidating statement of income and statement of cash flows for the Company and its Subsidiaries for such fiscal year and as of the end of and for the prior fiscal year, all prepared in accordance with Generally Accepted Accounting Principles and accompanied by an opinion thereon of Ernst & Young, LLP or other nationally recognized independent certified public accountants reasonably acceptable to the Lenders (the “Auditor”) which opinion shall not include a going concern explanatory paragraph, or a qualification or exception as to the scope of the audit and (ii) the unaudited consolidating financial statements of the Company and its Subsidiaries, as of the end of and fur such year, prepared by the Chief Financial Officer in accordance with Generally Accepted Accounting Principles;
          (b) as soon as available and in any event within sixty (60) days (or such earlier date as may be required by the SEC, from time to time) after the end of each of the first, second and third fiscal quarters of the Company, the unaudited consolidated and consolidating financial statements of the Company and its Subsidiaries, which shall include the unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of each such quarter, together with the consolidated and consolidating statement of income and statement of cash flows of the Company and its Subsidiaries for each such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, all prepared by or under the supervision of the Chief Financial Officer of the Company in accordance with Generally Accepted Accounting Principles;
          (c) a certificate prepared and signed by the Chief Financial Officer with each delivery required by clause (a) and (b), stating whether the Chief Financial Officer shall have obtained knowledge of any Default or Event of Default, and demonstrating that as of the last day of the relevant fiscal year or quarter, as applicable, the Company was in compliance with the financial condition covenants set forth in Section 7.13 hereof;
          (d) on or prior to the twenty-fifth (25th) day of each fiscal quarter of the Company a detailed schedule describing all accounts receivable of the Financial Parties certified by the Chief Financial Officer of the Company and current as of the last Business Day of the preceding month, all in form satisfactory to the Lenders;

          (e) on or prior to the twenty-fifth (25th) day of the end of each second fiscal quarter and fiscal year of the Company a detailed schedule describing all accounts payable of the Financial Parties certified by the Chief Financial Officer of the Company and current as of the last Business Day of the preceding month, all in form satisfactory to the Lenders;
          (f) as soon as available, and in any event not later than 30 days following delivery of the financial statements described in clause (a) above, management prepared consolidated and consolidating financial projections of the Company and its Subsidiaries (including balance sheets, statements of income, retained earnings and cash flow) for the next fiscal year and accompanied by detailed assumptions, in form satisfactory to the Lenders;
          (g) promptly after filing thereof, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all regular, periodic and special financial information, proxy materials, reports and other information which the Company or any Guarantor shall file with the Securities and Exchange Commission;
          (h) promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which could not reasonably be expected to result in a Material Adverse Effect;
          (i) promptly, from time to time, such other information regarding the operations, business affairs and condition, financial or otherwise, of the Company or any Subsidiary of the Company as any Lender may reasonably request.
The Administrative Agent and the Lenders acknowledge and agree that the Company may satisfy the requirements of clauses (a) and (b) above by delivering to the Administrative Agent and the Lenders copies of the Company’s annual and quarterly reports on Forms 10K and 10Q, respectively, together with consolidating financial statements with the Financial Parties as a subtotal.
     SECTION 6.04. Access to Premises and Records. Maintain financial records in accordance with Generally Accepted Accounting Principles and permit representatives of the Administrative Agent to have access during normal business hours to the premises of the Company (and upon reasonable advance notice so long as no Default or Event of Default has occurred and is then continuing) and each Guarantor upon request, and to examine and make excerpts from the minute books, books of accounts, reports and other records and to discuss the affairs, finances and accounts of the Company and the Guarantors with their respective principal officers or with their respective independent accountants and to conduct such field audits (including, without limitation, field audits of the Company’s and each Guarantor’s accounts receivable and their respective books and records and inspection, examination and verification of the collateral for the Loans) at the Company’s expense, as such representatives reasonably deem necessary, provided, the Company shall bear the cost of not more than one (1) such audit in any calendar year unless an Event of Default has occurred, in which case, the Company shall also bear the cost of an audit, if any, performed by the Administrative Agent in connection with such Event of Default.
     SECTION 6.05. Notice of Adverse Change. Promptly notify the Administrative Agent in writing of (a) any change in the business or the operations of the Company, any Guarantor or any of their respective Subsidiaries which, in the good faith judgment of such officer, could reasonably be expected to have a Material Adverse Effect disclosing the nature thereof and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Administrative Agent or the Lenders pursuant to this Agreement, fail, in any material respect to present fairly, as of the date thereof and for the period covered thereby, the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.
     SECTION 6.06. Notice of Default. Promptly notify the Administrative Agent of any Default or Event of Default which shall have occurred or the occurrence of existence of any event or circumstance that, in the reasonable judgment of the Company, is likely to become an Event of Default, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action (if any) which is proposed to be taken with respect thereto.
     SECTION 6.07. Notice of Litigation. Promptly notify the Administrative Agent of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency to which the Company or any of its Subsidiaries is a party which could reasonably be expected to have a Material Adverse Effect.
     SECTION 6.08. ERISA. Promptly deliver to the Administrative Agent a certificate by the Chief Financial Officer setting forth details as to such occurrence and such action, if any, which the Company, such Guarantor or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company, such Guarantor, ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator, with respect thereto: that a Reportable Event has occurred, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA, that proceedings may be or have been instituted to terminate a Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Company, any Guarantor or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA. The Company will deliver to the Administrative Agent a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Administrative Agent pursuant to the first sentence hereof, copies of annual reports and any other notices received by the Company or any Guarantor required to be delivered to the Administrative Agent hereunder shall be delivered to the Administrative Agent no later than 10 days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by the Company or a Guarantor.
     SECTION 6.09. Compliance with Applicable Laws. Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, the breach of which could reasonably be expected to have a Material Adverse Effect, including, without limitation, the rules and regulations of the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation.
     SECTION 6.10. Subsidiaries. Give the Administrative Agent prompt written notice of the creation, establishment or acquisition, in any manner, of any Subsidiary not existing as a Subsidiary on the Closing Date. The Company or a Guarantor, as appropriate, (a) shall execute a Pledge Agreement

(or such other agreement or document as the Administrative Agent may deem reasonably necessary or desirable, in consultation with local counsel from the jurisdiction of formation of such Non-Domestic Subsidiary, in order to permit, protect and perfect its security interests in and liens upon the Equity Interests of such Non-Domestic Subsidiary) with respect to the Maximum Pledged Percentage, as applicable, of the capital stock or other ownership interest of each First-Tier Subsidiary of such Person which is or becomes a Non-Domestic Subsidiary, (b) shall cause each Subsidiary of such Person which is a Domestic Subsidiary to execute a joinder agreement with respect to the Guaranty and the Security Agreement, pursuant to which such Subsidiary becomes a “Guarantor” and “Grantor” under the Guaranty and the Security Agreement, respectively, (c) shall deliver an opinion of counsel, simultaneously with the delivery of (i) any Pledge Agreement executed pursuant to clause (a) above, that such Pledge Agreement is valid and enforceable in the jurisdiction of formation of such Non-Domestic Subsidiary, provided that if such opinion, in connection with the delivery of any Pledge Agreement executed pursuant to clause (a) above cannot be provided, the Company, such Guarantor or such Non-Domestic Subsidiary, as appropriate, shall execute any additional documents that may be required in order to perfect the lien granted by such Pledge Agreement in such jurisdiction and to enable such counsel to deliver an acceptable opinion with respect thereto and (ii) the joinder agreement executed pursuant to clause (b) above, an Opinion of Counsel, substantially in the form of Exhibit F hereto, with respect to such new Domestic Subsidiary; in the case of both (a), (b) and (c) within ten (10) Business Days after the creation, establishment or acquisition of such Domestic Subsidiary or Non-Domestic Subsidiary and in connection therewith shall deliver or cause to be delivered such proof of corporate action, incumbency of officers and other documents as are consistent with those delivered as to each Domestic Subsidiary or Non-Domestic Subsidiary pursuant to Section 5.01 hereof on the Closing Date, or as the Administrative Agent may request, each in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary herein, if the Company shall provide evidence reasonably satisfactory to the Administrative Agent and its counsel that the pledge by the Company or any Guarantor of its ownership interest in any First-Tier Subsidiary of such Person which is or is to become a Non-Domestic Subsidiary would result in materially adverse tax consequences to the Company and the Guarantors (each, such Non-Domestic Subsidiary, a “Non-Guarantor Subsidiary”), the Company and such Guarantor shall not be required to execute and deliver a Pledge Agreement to Administrative Agent, nor comply with the terms of this Section 6.10, respecting such Non-Guarantor Subsidiary.
     SECTION 6.11. Default in Other Agreements. Promptly notify the Administrative Agent of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Company or any Subsidiary of the Company is a party which could reasonably be expected to have a Material Adverse Effect.
     SECTION 6.12. Operating Accounts. Maintain its primary operating account at the Administrative Agent.
     SECTION 6.13. Environmental Laws.
          (a) Comply with and ensure compliance by all tenants and subtenants of their respective properties with the requirements of all federal, state and local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, provide to the Administrative Agent all documentation in connection with such compliance that the Administrative Agent may reasonably request, and defend, indemnify, and hold harmless the Administrative Agent, each Lender, the Issuing Lender and their respective employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (i) the presence, disposal, release, or threatened release of any Hazardous Materials on any property owned or occupied by the Company or any Subsidiary of the Company; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (iii) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (iv) any violation of laws, orders, regulations, requirements, or demands of government authorities, or any policies or requirements of the Administrative Agent of which the Company has been notified, which are based upon or in any way related to such Hazardous Materials including, without limitation, reasonable attorney fees and consultant fees, investigation and laboratory fees, court costs, and litigation expenses, except to the extent that any of the foregoing results from the gross negligence or willful misconduct of the party seeking indemnification.
          (b) Execute and cause each Subsidiary of the Company to execute any and all documentation with respect to environmental matters as the Administrative Agent may reasonably request and such documentation shall be in form and substance reasonably satisfactory to the Administrative Agent.
          (c) Promptly notify the Administrative Agent of the receipt of any notice of an action, suit, and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending against the Company, any Guarantor or any of their respective Subsidiaries relating to any alleged violation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect.
ARTICLE VII
NEGATIVE COVENANTS
     The Company covenants and agrees with the Lenders that so long as the Commitments remain in effect or any of the principal of or interest on any Note or any other Obligations hereunder shall be unpaid it will not, and will not cause or permit, directly or indirectly, any Subsidiary of the Company to:
     SECTION 7.01. Liens. Incur, create, assume or suffer to exist any Lien on any of their respective assets now or hereafter owned, other than:
          (a) Liens existing on the date hereof as set forth on Schedule II attached hereto;
          (b) deposits under workmen’s compensation, unemployment insurance and social security laws;
          (c) Liens for taxes, assessments, fees or other governmental charges or the claims of material men, mechanics, carriers, warehousemen, landlords and other similar persons, the payment of which is not overdue or is being contested in good faith by appropriate proceedings (provided that the Company or each Subsidiary of the Company has set aside on its books adequate reserves with respect thereto in accordance with GAAP (if any are so required), consistently applied, and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;
          (d) purchase money Liens for fixed or capital assets; provided, in each case, (x) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of the grant of the proposed Lien, and (y) such purchase money Lien does not exceed 100% of the purchase price and encumbers only the property being acquired;
          (e) Liens in favor of the Administrative Agent, for the ratable benefit of the Lenders, under this Agreement or any other Loan Document;

          (f) Liens granted to the Administrative Agent, for the ratable benefit of the Lenders, under this Agreement or any other Loan Document;
          (g) Liens granted to a Lender to secure the Company’s or any Guarantor’s obligations under such Related Hedging Agreements permitted pursuant to Section 7.02(i), provided the priority of such liens are pari passu with the priority of the liens referred to in clause (f) above;
          (h) Liens granted to a Lender to secure the Company’s or any Guarantor’s obligations under such Related Hedging Agreements permitted pursuant to Section 7.02(j) and for Banking Services Obligations, provided that the priority of such liens are subordinate to the priority of the liens referred to in clause (g) above; and
          (i) any attachment, judgment or similar Lien arising in connection with any court or governmental proceeding, provided that the execution or other enforcement of such Lien is effectively stayed within thirty (30) days and the claims secured thereby are being contested in good faith by appropriate proceedings.
     SECTION 7.02. Indebtedness. Incur, create, assume or suffer to exist or otherwise become liable with respect to any Indebtedness, other than:
          (a) Indebtedness incurred prior to the date hereof as described in Schedule III attached hereto but not including any renewals or extensions thereof;
          (b) Indebtedness to the Administrative Agent, the Lenders and the Issuing Lender under this Agreement, the Notes or any other Loan Document;
          (c) Indebtedness for trade payables incurred in the ordinary course of business provided such payables shall be paid or discharged when due subject to disputed amounts being contested in good faith and by appropriate proceedings as to which the Company or such Subsidiary of the Company has set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles;
          (d) taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings; provided, however, that adequate reserves with respect thereto are maintained on the books of the Company or each Subsidiary of the Company in accordance with Generally Accepted Accounting Principles;
          (e) Indebtedness secured by purchase money liens as permitted under Section 7.01(d);
          (f) Subordinated Debt, to the extent permitted by Section 7.14 hereof;
          (g) Indebtedness incurred in connection with any “earn out” provision contained in the applicable purchase agreement for a Permitted Acquisition, provided that such “earn out” shall be paid within two (2) years following the closing of such Permitted Acquisition, provided that no such payment shall be made at any time that an Event of Default shall have occurred and is then continuing and such Indebtedness shall be unsecured; and
          (h) Indebtedness in connection with the Earn Out Cash Amount (as defined in the ComSource Merger Agreement), provided that such Indebtedness shall be unsecured and shall not exceed $15,750,000, in the aggregate, provided that no such payment shall be made at any time that an Event of Default shall have occurred and is then continuing;
          (i) Indebtedness under Related Hedging Agreements entered into with a Lender incurred for the purpose of fixing or hedging interest rate risk with respect to the Obligations arising in connection with this Agreement; and

          (j) Indebtedness under Related Hedging Agreements entered into with a Lender incurred for the purpose of hedging currency values in the normal course of business, consistent with past practices, and not for speculative purposes.
     SECTION 7.03. Guaranties. Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for the Indebtedness or obligations of any Person, whether by agreement to maintain working capital or equity capital or otherwise maintain the net worth or solvency of any Person or by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered except:
          (a) guaranties executed prior to the date hereof as described on Schedule IV attached hereto but not including any renewals or extension thereof;
          (b) endorsements of negotiable instruments for collection or deposit in the ordinary course of business;
          (c) guaranties of any Indebtedness under this Agreement or any other Loan Document; and
          (d) guaranties by the Company or any Guarantor of any Indebtedness permitted to be incurred pursuant to Section 7.02 above.
     SECTION 7.04. Sale of Assets. Sell, assign, lease, transfer or otherwise dispose of any of their now owned or hereafter acquired respective properties and assets, whether or not pursuant to an order of a federal agency or commission, except for (i) the sale, assignment, lease, transfer or other disposition of inventory, each in the ordinary course of business, or (ii) the sale or disposition of assets in arms’ length transactions provided that the net proceeds of any such sale shall not exceed $250,000 in the aggregate during the term of this Agreement and (iii) the sale or other disposition of properties or assets no longer used or useful in the conduct of their respective businesses.
     SECTION 7.05. Sale of Notes. Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company or any Subsidiary of the Company, with or without recourse, except for collection in the ordinary course of business.
     SECTION 7.06. Loans and Investments. Make or commit to make any advance, loan, extension of credit, or capital contribution to or purchase or hold beneficially any stock or other securities, or evidence of Indebtedness of, purchase or acquire all or a substantial part of the assets of, make or permit to exist any interest whatsoever in, any other Person, provided (i) the Company or any Guarantor may invest in Permitted Investments, (ii) the Company may make investments, loans and advances to the Guarantors, (iii) a Guarantor may make investments, loans and advances to the Company or another Guarantor, (iv) the Company or any Guarantor may make investments, loan and advances to any Non-Domestic Subsidiary of the Company, other than a Non-Conforming Subsidiary, provided that the aggregate amount of such investment, loans and advances do not exceed $4,000,000 during the term of this Agreement, which amount shall include a sublimit of $2,000,000, in the aggregate, which may be used by the Company or any Guarantor to make investments, loans and advances to Non-Conforming

Subsidiaries and to consummate Foreign Permitted Acquisitions involving Non-Conforming Subsidiaries and (v) subject to clause (iv) above, the Company or any Guarantor may consummate Permitted Acquisitions in accordance with the terms of this Agreement. For purposes of determining compliance with clause (iv) above, (a) amounts owing from the Company to any Non-Guarantor Subsidiary and from any Non-Guarantor Subsidiary to the Company or any other Subsidiary of the Company in respect of accounts receivable and accounts payable shall not be deemed a loan or other investment provided, that, such amounts owing in respect of such receivables and payables were incurred in the normal course of business of the Company, such Non-Guarantor Subsidiary and such other Subsidiary of the Company, as applicable, with terms not less favorable than the Company, such Non-Guarantor Subsidiary or other Subsidiary would obtain in a comparable arms-length transaction with a Person not an Affiliate, and (b) investments in any Non-Guarantor Subsidiary arising solely from the earnings of such Non-Guarantor Subsidiary shall not be counted as investments for purposes of such subsection (iv).
     SECTION 7.07. Nature of Business. Change or alter the nature of its business, in any material respect, from the nature of the business engaged in by it on the date hereof.
     SECTION 7.08. Sale and Leaseback. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, if at the time of such sale or disposition it intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.
     SECTION 7.09. Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
     SECTION 7.10. Accounting Policies and Procedures; Tax Status. Permit any change in the accounting policies and procedures the Company or any Subsidiary of the Company, including a change in fiscal year, without the prior written consent of the Administrative Agent with the consent of the Required Lenders; provided, however, that any policy or procedure required to be changed by the FASB (or other board or committee of the FASB in order to comply with Generally Accepted Accounting Principles) may be so changed.
     SECTION 7.11. Hazardous Materials. Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in material compliance with all applicable federal, state and local laws or regulations, or cause or permit, as a result of any intentional or negligent act or omission on the part of the Company, any Subsidiary of the Company or any tenant or subtenant, a release of Hazardous Materials in violation of applicable law or regulation onto such property or asset or onto any other property, in a manner that could reasonably be expected to lead to the imposition on the Company, any Subsidiary of the Company or such property or asset of any liability or lien of any nature whatsoever under any Environmental Law.
     SECTION 7.12. Limitations on Fundamental Changes. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person or liquidate, wind up or dissolve or suffer any liquidation or dissolution, provided that, (a) the Company may consummate a Permitted Acquisition and (b) so long as no Event of Default has occurred and is then continuing and the Company has provided prior written notice to the Administrative Agent, any Subsidiary of the Company may merge with (i) the

Company, provided that the Company shall be the continuing or surviving Person, (ii) any one or more other Subsidiaries of the Company, provided that (x) a Guarantor may only merge with and into another Guarantor or the Company and (y) no Non-Domestic Subsidiary, with respect to which the Administrative Agent has received a pledge of stock shall merge with and into another Non-Domestic Subsidiary if at least 65% of the shares or other ownership interests of the surviving Subsidiary cannot be pledged to the Administrative Agent for the benefit of the Lenders without the prior written consent of the Administrative Agent. Notwithstanding anything to the contrary, the Company shall not, and not cause or permit Globecomm International LLC to, amend, restate, supplement, modify or terminate the partnership agreement of DKH Holdings C.V.
     SECTION 7.13. Financial Covenants.
          (a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.75:1.00.
          (b) Consolidated EBITDA. Permit Consolidated EBITDA of the Financial Parties to be less than $18,000,000.
          (c) Consolidated Leverage Ratio: Permit the Consolidated Leverage Ratio to be more than 3.00:1.00, at any time.
          (d) Consolidated Unrestricted Cash. Maintain in deposit accounts with the Administrative Agent or any Affiliate of the Administrative Agent, Consolidated Unrestricted Cash in an amount less than the sum of $10,000,000.
All of the foregoing shall be determined quarterly with respect to the most recently concluded four fiscal quarters for which financial statements have been delivered pursuant to Article VI hereof.
     SECTION 7.14. Subordinated Debt. Directly or indirectly prepay, defease, purchase, redeem, or otherwise acquire any Subordinated Debt, without the prior written consent of the Required Lenders which consent shall not be unreasonably withheld, delayed or conditioned.
     SECTION 7.15. Dividends. Declare any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of the Company or any Subsidiary of the Company, whether now or hereafter outstanding, other than non-cash dividends, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, securities or property or in obligations of the Company or any Subsidiary of the Company or in any combination thereof, or permit any Affiliate to make any payment on account of, or purchase or otherwise acquire, any shares of any class of the stock of the Company or any Subsidiary of the Company from any Person, provided that any Subsidiary of the Company may make distributions to the Company.
     SECTION 7.16. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Subsidiary of the Company business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary of the Company than they would obtain in a comparable arms-length transaction with a Person not an Affiliate.

     SECTION 7.17. Impairment of Security Interest. Take or omit to take any action which might or would have the result of effecting or impairing the security interest in any property subject to a security interest in favor of the Administrative Agent for the benefit of the Lenders and neither the Company nor any Subsidiary of the Company shall grant to any person any interest whatsoever in any property subject to a security interest in favor of the Administrative Agent.
     SECTION 7.18. Negative Pledge. Permit any lien, mortgage, security interest or encumbrance to exist upon any of the Company’s or any Guarantor’s real property, including, without limitation, their respective real property located in Hauppauge, New York and Laurel, Maryland.
ARTICLE VIII
EVENTS OF DEFAULT
     SECTION 8.01. Events of Default. In the case of the occurrence or existence of any of the following events (each an “Event of Default”):
          (a) failure by the Company to pay:
               (i) the principal of any Loan or any reimbursement obligations with respect to a drawing under any Letter of Credit as and when due and payable; or
               (ii) interest on any Loan and any fees or other amounts payable under this Agreement and any other Loan Document, as and when due and payable, and such failure to pay shall continue for two (2) Business Days;
          (b) default shall be made in the due observance or performance of any covenant, condition or agreement of the Company or any Subsidiary of the Company to be performed
               (i) pursuant to Article 6 of this Agreement (other than Section 6.03, Section 6.04, Section 6.06, Section 6.10 and Section 6.13 hereof) and, in the case of this sub clause (i) only, such default shall continue unremedied for a period of ten (10) consecutive days or
               (ii) pursuant to any other provision of this Agreement or any other Loan Document that is not specifically addressed in Sections 8.01(a), (b)(i), (c) or (d) hereof;
          (c) any representation or warranty made or deemed made in this Agreement or any other Loan Document shall prove to be false or misleading in any material respect when made or given or when deemed made or given pursuant to the terms hereof;
          (d) any report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document or the borrowings hereunder, shall prove to be false or misleading in any material respect when made or given or when deemed made or given pursuant to the terms hereof;
          (e) (i) default in the performance or compliance in respect of any agreement or condition relating to (x) any other Indebtedness of the Company or any Subsidiary of the Company in excess of $250,000 (other than as described in clause (y) below), individually or in the aggregate, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof or (y) any Indebtedness of the Company or any Subsidiary of the Company owing to a Lender or any of their Affiliates (other than the Notes) or (ii) any Indebtedness in excess of $250,000, individually or in the aggregate, shall not be paid when due (beyond any applicable grace period and subject to Section 6.02 hereof);
          (f) the Company or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law or with respect to any Non-Domestic Subsidiary, the bankruptcy, insolvency or similar law governing such Non-Domestic Subsidiary in its jurisdiction of formation, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any of its Subsidiaries or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take corporate action for the purpose of effecting any of the foregoing, (vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due or (viii) take corporate action for the purpose of effecting any of the foregoing;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any of its Subsidiaries or of a substantial part of their respective property, under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law or, with respect to any Non-Domestic Subsidiary, the bankruptcy, insolvency or similar law governing such Non-Domestic Subsidiary in its jurisdiction of formation, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any of its Subsidiaries or for a substantial part of their property, or (iii) the winding-up or liquidation of the Company or any of its Subsidiaries and, in each case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days;
          (h) one or more orders, judgments or decrees for the payment of money in excess of $250,000 in the aggregate shall be rendered against the Company or any Subsidiary of the Company and the same shall not have been paid in accordance with such judgment, order or decree and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree, or (ii) there shall have been a period of thirty (30) days during which a stay of enforcement of such judgment order or decree, by reason of pending appeal or otherwise, was not in effect;
          (i) any Plan shall fail to maintain the minimum funding standard required for any Plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan is, shall have been terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a Reportable Event shall have occurred with respect to a Plan or the Company, any Guarantor, or any ERISA Affiliate shall have incurred a liability to or on account of a Plan under Section 515, 4062, 4063, 4063, 4201 or 4204 of ERISA, and there shall result from any such event or events the imposition of a lien upon the assets of the Company or any Guarantor, the granting of a security interest, or a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code;
          (j) any material provision of any Loan Document shall for any reason cease to be in full force and effect in accordance with its terms, or the Company or any Subsidiary of the Company shall so assert in writing, or any of the Liens purported to be granted pursuant to any Security Document shall fail or cease for any reason to be legal, valid and enforceable liens on the collateral purported to be covered thereby or shall fail or cease to have the priority purported to be created thereby;
          (k) a Change of Control shall occur; or
          (l) the Company or any Subsidiary of the Company shall default in the punctual payment of any sum payable with respect to, or in the observance or performance of any of the terms and conditions of, any agreement between such Person and a Lender or any of their respective Affiliates (other than with respect to this Agreement and any other Loan Document) beyond any applicable grace period referred to therein or subject to the express waiver thereof by such Lender;
then, at any time thereafter during the continuance of any such event, the Administrative Agent may, and, upon the request of the Required Lenders, shall, without notice to the Company or any Subsidiary of the Company, take either or both of the following actions, at the same or different times, (a) terminate the Commitments and (b) declare (i) the Notes, both as to principal and interest, (ii) an amount equal to the Aggregate Letters of Credit Outstanding, (iii) all other Obligations, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding; provided, however, that if an event specified in Section 8.01(f) or (g) hereof shall have occurred, the Commitments shall automatically terminate and interest, principal and amounts referred to in the preceding clauses (i), (ii) and (iii) shall be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. With respect to all Letters of Credit that shall not have expired or presentment for honor shall not have occurred, the Company shall provide the Administrative Agent with Cash Collateral in an amount equal to the aggregate undrawn amount of such Letters of Credit. Such Cash Collateral shall be used by the Administrative Agent to reimburse the Issuing Lender for drawings under Letters of Credit for which the Issuing Lender has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations, with any amount remaining after such satisfactions to be returned to the Company or paid to such other party as may legally be entitled to the same.
ARTICLE IX
THE ADMINISTRATIVE AGENT
     SECTION 9.01. Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents together with such other powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents and shall not be a trustee for any Lender, nor is the Administrative Agent acting in a fiduciary capacity of any kind under this Agreement or the other Loan Documents or in respect thereof or in respect of any Lender. The Administrative Agent shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or the other Loan Documents, in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or any other document referred to or provided for herein or therein or for the collectibility of the Loans or for the validity, effectiveness or value of any interest or security covered by the Pledge Agreements or for the value of any collateral or for the validity or effectiveness of any assignment, mortgage, pledge, security agreement, financing statement, document or instrument, or for the filing, recording, re-filing, continuing or re-recording of any thereof or for any failure by the Company, any Guarantor or any of their respective Subsidiaries to perform any of its Obligations hereunder or under the other Loan Documents. The Administrative Agent may take all actions by itself and/or it may employ agents and attorneys-in-fact, and shall not be responsible to any Lender, except as to money or the securities received by it or its authorized agents, for the negligence or misconduct of itself or its employees or of any such agents or attorneys-in-fact, if such agents or attorneys-in-fact are selected by it with reasonable care. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under the other Loan Documents or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.
     SECTION 9.02. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability to any Lender for relying upon, any certification, notice or other communication (including any thereof by telephone, email, telex, telegram, facsimile or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under the other Loan Documents in accordance with instructions signed by the Required Lenders, or such other number of Lenders as is specified in Section 10.04 hereof, and such instructions of the Required Lenders or other number of Lenders as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
     SECTION 9.03. No Notice of Events of Default. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on the Loans or of fees to the extent the same is required to be paid to the Administrative Agent for the account of the Lenders) unless the Administrative Agent has received notice from a Lender or the Company specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 9.07 hereof) take such action with respect to such Default as shall be directed by the Required Lenders, except as otherwise provided in Section 10.04 hereof; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but is not obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.
     SECTION 9.04. Rights as a Lender. With respect to its Commitment and the Loans made by it, the Administrative Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include each entity which is the Administrative Agent in its individual capacity. Each entity which is the Administrative Agent and its Affiliates may (without having to account therefore to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company or its Affiliates, as if it were not acting as the Administrative Agent, and, except to the extent otherwise herein specifically set forth, each entity which is the Administrative Agent may accept fees and other consideration from the Company or its Affiliates, for services in connection with this Agreement or any of the other Loan Documents or otherwise without having to account for the same to the Lenders.

     SECTION 9.05. Indemnification. The Lenders shall indemnify the Administrative Agent (to the extent not reimbursed by the Company under Section 10.03 hereof), ratably in accordance with the aggregate outstanding principal amount of the Loans made by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby and thereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Section 10.03 hereof or under the applicable provisions of any other Loan Document) or the enforcement of any of the terms hereof or of any other Loan Document, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.
     SECTION 9.06. Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or the other Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Company of this Agreement or the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Company. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the other Loan Documents, or furnished to the Administrative Agent with counterparts or copies for the Lenders in accordance with the terms of this Agreement (which the Administrative Agent shall forward to the Lenders), the Administrative Agent shall not have any duty to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company, which may come into the possession of the Administrative Agent or any of its Affiliates.
     SECTION 9.07. Failure to Act. Except for actions expressly required of the Administrative Agent hereunder or under the Security Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability (except gross negligence and willful misconduct) and expense which may be incurred by it by reason of taking or continuing to take any such action.
     SECTION 9.08. Resignation of the Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 9.08, the Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, with the written approval of the Company provided no Default or Event of Default shall have occurred and then be continuing, and such approval not to be unreasonably withheld, delayed or conditioned, to appoint a successor to such Administrative Agent. If no successor shall have been so appointed by the Required Lenders (with the approval of the Company) and shall have accepted such appointment within 30 days after the resigning Administrative Agent gives notice of its resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank of similar standing with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations hereunder as of such date. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 hereof shall continue in effect for the benefit of such resigning Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
     SECTION 9.09. Sharing of Collateral and Payments. In the event that at any time any Lender shall obtain payment in respect of the Obligations, or receive any collateral in respect thereof, whether voluntarily or involuntarily, through the exercise of a right of banker’s lien, set-off or counterclaim against the Company or otherwise, which results in it receiving more than its pro rata share of the aggregate payments with respect to all of the Obligations (other than any payment expressly provided hereunder to be distributed on other than a pro rata basis, including pursuant to an assignment or participation of a Lender’s interest), then such Lender shall be deemed to have simultaneously purchased from the other Lenders a share in their Obligations so that the amount of the Obligations held by each of the Lenders shall be pro rata; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from the Lender which received the proportionate over-payment, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees, to the extent it may do so under applicable law, that each Lender so purchasing a portion of another Lender’s Loan or participation in any Letter of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.
ARTICLE X
MISCELLANEOUS
     SECTION 10.01. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and unless otherwise expressly provided herein, shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered by hand to such party or one Business Day after being sent by overnight mail to the address set forth below, or, in the case of telecopy notice, when acknowledged as received, or if sent by registered or certified mail, three (3) Business Days after the day on which mailed in the United States, addressed to such party at such address:
(a)	if to the Administrative Agent, at

Citibank, N.A. 730 Veterans Memorial Highway Hauppauge, New York 11788 Attention: Relationship Officer —Globecomm Systems Inc. Telecopy: (631) 265-4888

With copies to:

Farrell Fritz, P.C. 1320 RXR Plaza Uniondale, New York 11556-1320 Attention: Robert C. Creighton Telecopy: (516) 227-0777

(b)	if to the Company, at

Globecomm Systems Inc. 45 Oser Avenue Hauppauge, New York 11788 Attention: Chief Financial Officer Telecopy: (631) 951-3241

With copies to:

Goldman & Associates, LLP 666 Old Country Road, Suite 301 Garden City, New York 11530 Attention: Ronald G. Goldman, Esq. Telecopy: (516) 228-8349
- and -
(c)	if to any Lender, to its address set forth in the signature page of this Agreement and to the person so designated
- and -
(d)	as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 10.01.
     SECTION 10.02. Survival of Agreement. This Agreement shall become effective on the date on which all parties hereto shall have signed a counterpart copy hereof and shall have delivered the same to the Administrative Agent. All representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Lenders of the Loans and the issuance by the Issuing Lender of Letters of Credit, in each case, as herein contemplated and the execution and delivery to the Lenders of the Notes evidencing the Loans and shall continue in full force and effect so long as the Obligations hereunder are outstanding and unpaid and the Commitments are in effect. The Obligations of the Company pursuant to Section 3.07, Section 3.08, Section 3.09, Section 10.03 and Section 10.11 hereof shall survive termination of this Agreement and payment of the Obligations.
     SECTION 10.03. Expenses. The Company agrees (a) to indemnify, defend and hold harmless the Lenders, the Administrative Agent, the Issuing Lender and their respective officers, directors, employees, agents, advisors and Affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any expenses, including reasonable legal fees, incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the willful misconduct or gross negligence of such indemnified person; (b) to reimburse the Administrative Agent from time to time, upon demand, all out-of-pocket expenses (including reasonable expenses of its due diligence investigation, along with disbursements and reasonable fees of counsel and the allocated costs of internal counsel) incurred in connection with the financings contemplated under this Agreement, the preparation, execution and delivery of this Agreement and the other Loan Documents, any amendments and waivers hereof or thereof, the security arrangements contemplated thereby, and (c) to pay or reimburse each Lender, the Administrative Agent and the Issuing Lender for all their reasonable out of pocket costs and expenses incurred in connection with the enforcement and preservation of any rights under this Agreement, the Notes, the other Loan Documents, and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, in-house counsel) to the Administrative Agent, the Issuing Lender and to the several Lenders, including all such out-of-pocket expenses incurred during any work-out, restructuring or negotiations in respect of the Obligations. The provisions of this Section 10.03 shall survive termination of this Agreement.
     SECTION 10.04. Amendments and Waivers. With the written consent of the Required Lenders, the Administrative Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Notes or any of the other Loan Documents or changing in any manner the rights of the Lenders or of the Company hereunder or thereunder, and with the written consent of the Required Lenders the Administrative Agent on behalf of the Lenders may execute and deliver to the Company a written instrument waiving, on such terms and conditions as the Administrative Agent or the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the Notes or any of the other Loan Documents or any Default or Event of Default; provided, however, that no such waiver and no such amendment, or supplement or modification shall (a) extend the maturity of any Note or any installment thereof; (b) reduce the rate or extend the time of payment of interest on any Note or any fees payable to the Lenders hereunder; (c) reduce the principal amount of any Note, (d) amend, modify or waive any provision of this Section 10.04; (e) reduce the percentage specified in the definition of Required Lenders or amend or modify any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination granting consent hereunder; (f) consent to the assignment or transfer by the Company of any of its rights or Obligations under this Agreement; (g) except as expressly permitted pursuant to this Agreement or any other Loan Document release any collateral security granted to the Administrative Agent, if any; (h) except as expressly permitted pursuant to this Agreement or any other Loan Document, release any Guarantor from its Guaranty, or limit any Guarantor’s liability with respect to its Guaranty; or (i) increase the amount of the Total Commitment hereunder, in each case specified in clauses (a) through (i) above without the written consent of all the Lenders; and provided, further, that no such waiver and no such amendment, supplement or modification shall (i) amend, modify, supplement or waive any provision of Article IX with respect to the Administrative Agent without the written consent of the Administrative Agent, (ii) increase the amount of any Lender’s Commitment without the written consent of such Lender or (iii) amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Lender hereunder without the prior written consent of the Administrative Agent or the Issuing Lender, as the case may be. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Administrative Agent, the Issuing Lender and all future holders of the Notes.
     SECTION 10.05. Successor and Assigns; Participations.
          (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of each Lender.
          (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.07, 3.08, 3.09 and 10.11 with respect to its participation in the Commitments and in the Loans and Letters of Credit outstanding from time to time; provided, however, that no Participant shall be entitled to receive any greater amount pursuant to such sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. No Participant shall have the right to consent to any amendment to, or waiver of, any provision of this Agreement, except the transferor Lender may provide in its agreement with the Participant that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in clause (a) through clause (i) of Section 10.04.
          (c) Subject to the last sentence of this paragraph (c) any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to any Lender or any domestic banking affiliate thereof, and, with the consent of the Administrative Agent and, so long as no Event of Default shall have occurred and is then continuing with the written consent of the Company (not to be unreasonably withheld, delayed or conditioned), to one or more additional banks or financial institutions (“Purchasing Lenders”) all or any part of its rights and Obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance Agreement, executed by such Purchasing Lender, such transferor Lender and the Administrative Agent (and, in the case of an Assignment and Acceptance Agreement relating to a Purchasing Lender that is not then a Lender or a domestic banking affiliate thereof, also executed by the Company), and delivered to the Administrative Agent for its acceptance. Upon such execution, delivery and acceptance from and after the effective date specified in such Assignment and Acceptance Agreement, (i) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder with Commitments as set forth therein and (ii) the transferor Lender thereunder shall, to the extent provided in such Assignment and Acceptance Agreement, be released from its obligations under this Agreement arising after such transfer (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto except as to Sections 3.07, 3.08, 3.09, 10.03 and 10.11 for the period prior to the effective date). Such Assignment and Acceptance Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Proportions arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under or in respect of this Agreement and the Notes. On or prior to the effective date specified in such Assignment and Acceptance Agreement, the Company, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Notes, new Notes to the order of such Purchasing Lender in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance Agreement and, if the transferor Lender has retained any Commitment hereunder, a new Note to the order of the transferor Lender in an amount equal to such Commitment retained by it hereunder. Such new Notes shall be in a principal amount equal to the outstanding principal amount of such surrendered Notes, shall be dated the effective date specified in the Assignment and Acceptance Agreement and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Company marked “cancelled”. Anything in this Section 10.05 to the contrary notwithstanding, (i) no transfer to a Purchasing Lender shall be made pursuant to this paragraph (c) if such transfer by any one transferor Lender to any one Purchasing Lender (other than a Purchasing Lender which is a Lender hereunder prior to such transfer) (x) is in respect of less than $5,000,000 of the Commitments of such transferor Lender or (y) if less than all of the Commitment of such transferor Lender is transferred, after giving effect to such transfer the amount held by any transferor Lender would be less than $5,000,000 and (ii) each transfer to a Purchasing Lender shall be made in the same pro-rata portion with respect to the Revolving Credit Commitment, the Commercial Letter of Credit Commitment, the Standby Letter of Credit Commitment and the Term Loan Commitment of such transferor Lender.
          (d) The Administrative Agent shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Acceptance Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of demonstrable error and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Company) together with payment by the Purchasing Lender to the Administrative Agent of a registration and processing fee of $5,000 if the Purchasing Lender is not a Lender prior to the execution of an Assignment and Acceptance Agreement and $3,000 if the Purchasing Lender is a Lender prior to the execution of an Assignment and Acceptance Agreement, the Administrative Agent shall (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Company.
          (f) The Company authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Company, the Guarantors and their respective Affiliates which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by the Company in connection with such Lender’s credit evaluation of the Company and its Subsidiaries prior to entering into this Agreement, provided that such Transferee agrees to be bound by Section 10.18 hereof as if such Transferee were a party hereto.
          (g) Any Lender may at any time pledge or assign or grant a security interest in all or any part of its rights under this Agreement and the other Loan Documents, including any portion of its Notes, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, provided that no such assignment shall release the transferor Lender from its Commitments or its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party to this Agreement.

     SECTION 10.06. No Waiver; Cumulative Remedies. Neither any failure nor any delay on the part of any Lender, the Issuing Lender or the Administrative Agent in exercising any right, power or privilege hereunder or under any Note or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law.
     SECTION 10.07. Applicable Law. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     SECTION 10.08. Submission to Jurisdiction; Jury Waiver. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU AND COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN WHERE THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AGREES NOT TO (i) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT AND (ii) ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM CONSTITUTES A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE RULES OF CIVIL PROCEDURE. THE COMPANY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT.
     SECTION 10.09. Extension of Maturity. Except as otherwise expressly provided herein, whenever a payment to be made hereunder shall fall due and payable on any day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in computing interest.
     SECTION 10.10. Severability. In case any one or more of the provisions contained in this Agreement, any Note or in any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.
     SECTION 10.11. Reinstatement; Certain Payments. If claim is ever made upon any Lender for repayment or recovery of any amount or amounts received by such Lender in payment or on account of any of the Obligations under this Agreement, such Lender shall give prompt notice of such claim to the Administrative Agent and the Company, and if any Lender repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Lender or any of its property, or (ii) any settlement or compromise of any such claim effected by such Lender with any such claimant, then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company notwithstanding the cancellation of any Note or other instrument evidencing the Obligations under this Agreement or the termination of this Agreement, and the Company shall be and remain liable to such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Lender.
     SECTION 10.12. Right of Setoff. The Company hereby grants to the Administrative Agent, the Issuing Lender, each Lender and each Affiliate of each Lender, a continuing lien, security interest and right of setoff as security for all Obligations to any of them, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent, the Issuing Lender, each Lender and each Affiliate of each Lender and their respective successors and assigns or in transit to any of them. The Administrative Agent, the Issuing Lender, each Lender and each Affiliate of each Lender are each hereby authorized at any time and from time to time, following the occurrence and during the continuance of an Event of Default shall have occurred and be continuing, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Administrative Agent, the Issuing Lender, any Lender or any Affiliate of any Lender to or for the credit or the account of the Company against any and all of the Obligations of the Company now and hereafter existing under this Agreement and the Notes held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any Note and although such Obligations may be unmatured. The rights of the Administrative Agent, the Issuing Lender, each Lender and each Affiliate of each Lender under this Section 10.12 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which they may have. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, EACH LENDER AND EACH AFFILIATE OF EACH LENDER TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING THEIR RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANY, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     SECTION 10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument.
     SECTION 10.14. Headings. Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

     SECTION 10.15. Construction. This Agreement, is the result of negotiations between, and has been reviewed by the Company and the Bank and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against either the Company or the Bank.
     SECTION 10.16. Entire Agreement. This Agreement, each of the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire agreement among the parties, relating to the subject matter hereof, and supercede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
     SECTION 10.17. USA PATRIOT Act. Each Lender hereby notifies the Company that pursuant to the requirements of USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with the Act.
     SECTION 10.18. Confidentiality. The Administrative Agent, the Lenders and the Issuing Lender each hereby agree to keep confidential all non-public information, materials and documents furnished by the Company or any Subsidiary of the Company to the Administrative Agent, the Lenders or the Issuing Lender pursuant to this Agreement, provided that, in the case of information received from the Company or any Subsidiary of the Company or their respective representatives after the date hereof, such information is clearly identified at the time of delivery as confidential (the “Confidential Information”). Notwithstanding the foregoing, the Administrative Agent, any Lender or the Issuing Lender shall be permitted to disclose Confidential Information (a) to its Affiliates and to such of its and its Affiliate’s officers, directors, employees, agents, representatives and professional advisors in any of the transactions contemplated by, or the administration of, this Agreement are instructed to keep such information as confidential in accordance with this Section 10.18; (b) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority subject to the following sentence; (c) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 10.18 by the disclosing party, or (ii) becomes available to the Administrative Agent, such Lender or the issuing Lender on a non-confidential basis from a source other than the Company or any Subsidiary of the Company or representative which to the Administrative Agent’s, such Lender’s or the Issuing Lender’s knowledge is not prohibited from disclosing such Confidential Information to such party by a contractual or other legal obligation; (d) to the extent the Company or any Subsidiary of the Company shall have consented to such disclosure in writing; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, or (f) to any prospective transferee or participant in connection with any contemplated transfer of this Agreement and the Notes or any interest therein provided such transferee or participant agrees to treat the Confidential Information in a manner consistent with this Section 10.18. Nothing herein shall prohibit the disclosure of Confidential Information in connection with any litigation or where such disclosure is pursuant to applicable laws, regulations, court order or similar legal process; provided, however, in the event that the Administrative Agent, any Lender or the Issuing Lender is requested or required by law to disclose any of the Confidential Information, the Administrative Agent, such Lender or the Issuing Lender shall provide the Company with written notice, unless notice is prohibited by law, of any such request or requirement so that the Company may seek a protective order or other appropriate remedy; provided that no such notification shall be required in respect of any disclosure to regulatory authorities having jurisdiction over such party.
[signature page follows]

     IN WITNESS WHEREOF, the Company, the Administrative Agent, the Issuing Lender and the Lenders have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

GLOBECOMM SYSTEMS INC.
By:	/s/ Andrew C. Melfi
	Name:	Andrew C. Melfi
	Title:	Chief Financial Officer

CITIBANK, N.A., as Administrative Agent, Issuing Lender and as a Lender
By:	/s/ Stuart N. Berman
	Name:	Stuart N. Berman
	Title:	Vice President

SCHEDULE 1.01

Lender	Revolving Credit Commitment	Term Loan Commitment

Citibank, N.A.	$15,000,000	$50,000,000